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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW FRONTIER MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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7007 WINCHESTER CIRCLE, SUITE 200
BOULDER, COLORADO 80301
(303) 444-0900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of New Frontier Media, Inc.:

        We hereby notify you that the annual meeting of shareholders of New Frontier Media, Inc., a Colorado corporation (the "Company"), will be held on August 24, 2009 at 9:00 a.m. (Pacific Daylight Time), at the Viceroy Santa Monica, 1819 Ocean Avenue, Santa Monica, California 90401 for the following purposes:

  •
  to elect six directors to the board of directors to hold office until our next annual meeting of shareholders and until their successors are elected; and

  •
  to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        The matters listed in this notice of meeting are described in detail in the accompanying proxy statement. The board of directors has fixed the close of business on July 1, 2009 as the record date for determining those shareholders who are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. You or your agent may after proper written demand examine a list of the shareholders of record as of the close of business on July 1, 2009 for any proper purpose beginning two business days after the date hereof at the offices of the Company located at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. The list will also be made available for inspection at the meeting.

YOUR VOTE IS IMPORTANT

        Even if you plan to attend the meeting, please sign, date, and return the enclosed proxy card in the envelope provided so that your vote will be counted if you later decide not to attend the meeting. No postage is required if the proxy card is mailed in the United States.

By order of the board of directors,

Michael Weiner Chief Executive Officer and Secretary

Boulder, Colorado
July 15, 2009

7007 WINCHESTER CIRCLE, SUITE 200
BOULDER, COLORADO 80301
(303) 444-0900

PROXY STATEMENT

 GENERAL INFORMATION
INFORMATION ABOUT PROXY SOLICITATION

        This proxy statement is being furnished to holders of shares of common stock, $.0001 par value per share, of New Frontier Media, Inc., a Colorado corporation (the "Company"), in connection with the solicitation of proxies on behalf of the board of directors of the Company for use at the annual meeting of shareholders to be held on August 24, 2009 at 9:00 a.m. (Pacific Daylight Time), at the Viceroy Santa Monica, 1819 Ocean Avenue, Santa Monica, California 90401, and at any adjournment or postponement of the meeting. The purpose of the meeting and the matters to be acted on are stated in the accompanying notice of annual meeting of shareholders. The board of directors knows of no other business that will come before the meeting.

        The notice of annual meeting, proxy statement, and proxy card are being mailed and otherwise made available via the internet to shareholders on or about July 15, 2009. The Company will bear the cost of its solicitation of proxies. The original solicitation of proxies may be supplemented by personal interview, telephone, or facsimile by the directors, officers, or employees of the Company, who will receive no additional compensation for such services. Arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and the Company will reimburse those custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

        The board of directors is soliciting votes FOR each of the Company's nominees for election to the board of directors.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 24, 2009

The Notice of Annual Meeting, Proxy Statement, and Annual Report to Shareholders for the fiscal year ended March 31, 2009 are available at www.proxyvote.com.

 INFORMATION ABOUT VOTING

Q:
Why am I receiving these materials?

A:
The board of directors is providing these proxy materials for you in connection with the Company's annual meeting of shareholders, which is scheduled to take place on August 24, 2009. As a shareholder of record as of July 1, 2009, you are invited to attend the annual meeting and to vote on the items of business described in this proxy statement.

Q:
What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and executive officers, and other required information, including the Company's annual report attached as Appendix A.

Q:
What matters will be considered and voted on at the annual meeting?

A:
The item scheduled to be voted on at the annual meeting is the election of directors. We will also consider any other business that properly comes before the annual meeting.

Q:
How does the board of directors recommend that I vote?

A:
The board of directors recommends that you vote your shares FOR each of the nominees to the board on the proxy card included with this proxy statement.

Q:
What shares can I vote?

A:
You may vote or cause to be voted all shares of common stock owned by you as of the close of business on July 1, 2009, the record date. These shares include (1) shares held directly in your name as a shareholder of record; and (2) shares held for you, as the beneficial owner, through a broker or other nominee, such as a bank.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most shareholders of the Company hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

  If your shares are registered directly in your name with the Company's transfer agent, Corporate Stock Transfer, Inc., you are considered, with respect to those shares, the shareholder of record and these proxy materials are being provided to you by the Company for your personal use. As the shareholder of record, you have the right to grant your voting proxy directly as described herein or to vote in person at the meeting. The board of directors has enclosed a proxy card for you to use to grant a voting proxy to the named proxies.

  If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being provided to you by your broker or nominee together with a voting instruction card, the latter of which is for your personal use. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. Since you are not the shareholder of record, however, you may not vote these shares in person at the meeting unless you obtain from the broker or nominee that holds directly your shares a valid proxy giving you the right to vote the shares. Your broker or nominee should have enclosed or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

Q:
May I attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you were a shareholder of the Company as of the close of business on July 1, 2009, or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a record holder but hold shares beneficially through a broker or nominee (that is, in "street name"), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to July 1, 2009, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting. The annual meeting will begin promptly at 9:00 a.m. (Pacific Daylight Time). Check-in will begin at 8:00 a.m. You should allow ample time for the check-in procedures.

Q:
How can I vote my shares in person at the annual meeting?

A:
You may vote by ballot in person at the annual meeting any shares that you hold as the shareholder of record. You may only vote in person shares held in street name if you obtain from the broker or nominee that holds your shares of record a valid proxy giving you the right to vote the shares.

Q:
How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may, without attending the meeting, direct how your shares are to be voted. If you are a shareholder of record, you may cause your shares to be voted as you instruct by granting a proxy to the proxies named herein. If you hold shares in street name, you may cause your shares to be voted as you instruct by submitting voting instructions to your broker or nominee. Each record holder of the Company's common stock may appoint a proxy by completing, signing, and dating a proxy card and mailing it in the accompanying pre-addressed envelope. Each shareholder who holds shares in street name may vote by mail by completing, signing, and dating a voting instruction card provided by the broker or nominee and following the other instructions of your broker or nominee. You may also vote by internet and telephone by following the instructions for such voting on the proxy card accompanying this proxy statement.

Q:
Can I change my vote?

A:
You may change your vote at any time prior to the closing of the voting polls at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting in and of itself will not cause your previously granted proxy to be revoked. For shares you hold beneficially, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person. You may revoke your vote by sending a written notice of revocation to New Frontier Media, Inc., attn: Corporate Secretary, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.

Q:
Can I revoke my proxy?

A:
You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate secretary in writing, or deliver to our corporate secretary a duly executed proxy bearing a later date. You may also revoke your proxy by appearing at the meeting in person and voting your shares. Attendance at the meeting will not, by itself, revoke a proxy.

Q:
Who can help answer my questions?

A:
If you have any questions about the annual meeting, including about how to obtain directions to be able to attend the meeting and vote in person, or how to vote or revoke your proxy, or if you need additional copies of this proxy statement or voting materials, you should contact Mr. Marc Callipari, General Counsel, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, (303) 444-0900; mcallipari@noof.com.

Q:
How are votes counted?

A:
In the election of directors, you may vote FOR all of the six nominees or you may direct your vote to be WITHHELD with respect to one or more of the six nominees. If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (FOR all of the nominees, and in the discretion of the proxy holders on any other matters that properly come before the meeting). If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders.

Q:
What is a quorum and why is it necessary?

A:
Conducting business at the meeting requires a quorum. The presence, either in person or by proxy, of the holders of one-third of the Company's shares of common stock outstanding on July 1, 2009 is necessary to constitute a quorum. Withhold votes are treated as present for purposes of determining whether a quorum exists. Broker non-votes (which would result when your shares are held in "street name" and you do not instruct the nominee how to vote your shares on non-discretionary matters, none of which are expected to be considered at the meeting) are not relevant in determining whether a quorum is present at the meeting.

Q:
What is the voting requirement to approve the director nominees?

A:
In the election of directors, the six nominees receiving the highest number of FOR votes at the annual meeting will be elected. Accordingly, withheld votes and broker non-votes have no effect on the election of any nominee. You do not have the right to cumulate your votes.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.

Q:
Where can I find the voting results of the annual meeting?

A:
We expect to announce preliminary voting results at the annual meeting and will publish final results in our quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2009.

Q:
What happens if additional matters are presented at the annual meeting?

A:
Other than the items to be considered at the meeting as described in this proxy statement, we are not aware of any other item to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Weiner, Chief Executive Officer and Secretary, and

  Callipari, General Counsel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director at the meeting, the persons named as proxy holders will vote your proxy for any one or more other candidates nominated by the board of directors to replace such candidate or candidates, if any.

Q:
How many shares are outstanding and how many votes is each share entitled?

A:
Each share of the Company's common stock issued and outstanding as of the close of business on July 1, 2009, the record date, is entitled to one vote on all items being voted at the annual meeting. On the record date, 19,494,038 shares of common stock were issued and outstanding.

Q:
Who will count the votes?

A:
One or more inspectors of election will tabulate the votes. We expect that each inspector of election will be a representative of Broadridge Financial Solutions, Inc. or one of its affiliated entities.

Q:
Is my vote confidential?

A:
Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to anyone else, except (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; or (3) to facilitate a successful proxy solicitation.

Q:
Who will bear the cost of soliciting votes for the annual meeting?

A:
The board of directors is making this solicitation on behalf of the Company, which will pay the entire cost of preparing, assembling, posting on the internet, printing, mailing, and distributing these proxy materials. Certain of our directors, officers, and employees, without any additional compensation, may also solicit your vote in person, by telephone, or by electronic communication. On request, we will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q:
May I propose actions for consideration at next year's annual meeting of shareholders?

A:
You may submit proposals for consideration at future shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting next year, however, the written proposal must be received by the Company no later than March 17, 2010. Such proposals also will need to comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Any shareholder proposals submitted to us for consideration at our 2010 annual meeting but that are not submitted for inclusion in our proxy statement and related form of proxy must be delivered to our corporate secretary at our principal executive offices on or prior to May 31, 2010. Proposals delivered to us after that date will be considered by us to be untimely and not eligible for proper consideration at the 2010 annual meeting of shareholders.

 PROPOSAL ONE
ELECTION OF DIRECTORS

        The board of directors, based on the recommendation of its nominating committee, has nominated for election as director each of the individuals identified below, all of whom are incumbent directors. The board of directors recommends that you vote your shares FOR the election of each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Michael Weiner	68	Chairman, Chief Executive Officer and Secretary	1995
Melissa Hubbard(2)	50	Director	2002
Alan Isaacman(3)	67	Director	1999
David Nicholas(2)	54	Director	2002
Hiram J. Woo(1)(2)	74	Director	2001
Walter Timoshenko(1)(3)	46	Director	2007

(1)
Member of the compensation committee

(2)
Member of the audit committee

(3)
Member of the nominations committee

        It is the intention of the persons named in the accompanying proxy card to vote all shares of common stock for which they have been granted a proxy FOR the election of each of the nominees, each to serve as a director until the next annual meeting of shareholders and until his or her successor shall have been duly elected and qualified. All the nominees have consented to being named in this proxy statement and to serve as a director if elected. At the time of the annual meeting, if any of the nominees named above is not available to serve as director (an event that the board of directors does not currently have any reason to anticipate), all proxies will be voted for any one or more other persons that the board of directors nominates in lieu of the unavailable nominee. The board of directors believes that it is in the best interests of the Company to elect all of the above nominees.

INFORMATION ABOUT THE NOMINEES

        MICHAEL WEINER.    Mr. Weiner was appointed President of New Frontier Media, Inc. in February 2003 and was then appointed to the position of Chief Executive Officer in January 2004. Prior to being appointed President, he held the title of Executive Vice President and co-founded the Company. As Executive Vice President, Mr. Weiner oversaw content acquisitions, network programming, and all contract negotiations related to the business affairs of the Company. In addition, he was instrumental in securing over $20 million to finance the infrastructure build-out and key library acquisitions necessary to launch the Company's seven television networks. Mr. Weiner's experience in entertainment and educational software began with the formation of Inroads Interactive, Inc. in May 1995. Inroads Interactive, based in Boulder, Colorado, was a reference software publishing company dedicated to aggregating still picture, video, and text to create interactive, educational-based software. Among Inroad Interactive's award winning releases were titles such as Multimedia Dogs, Multimedia Photography, and Exotic Pets. These titles sold over 1 million copies throughout the world through its affiliate label status with Broderbund Software and have been translated into ten different languages. Mr. Weiner was instrumental in negotiating the sale of Inroads Interactive to Quarto Holdings PLC, a UK-based book publishing concern. Prior to this, Mr. Weiner was in the real estate business for 20 years, specializing in shopping center development and redevelopment in the southeast and northwest United States. He was involved as an owner, developer, manager, and syndicator of real estate in excess of $250 million.

        MELISSA HUBBARD.    Since 2004, Ms. Hubbard has served as outside general counsel to several investment banking and technology-related companies based in Colorado, California, Texas and New York, advising them on corporate, securities, licensing, compliance, employment, real estate, and franchise issues. In addition, since the early 1990's she has served as either an arbitrator or mediator in over 200 cases administered by the American Arbitration Association (AAA) and the Financial Industry Regulatory Authority (FINRA). Ms. Hubbard has also been appointed to numerous special arbitration panels set up by the AAA, the Federal Trade Commission, the Federal Communications Commission, and the Securities and Exchange Commission. From 2001 until 2004, Ms. Hubbard served as a partner in the business law group of Berenbaum, Weinshienk & Eason, LLC, in Denver, Colorado and as Senior Vice President and General Counsel of Keating Investments, LLC, a broker-dealer and investment banking firm in Denver, Colorado, specializing in reverse merger transactions. From 1992 through June 2001, Ms. Hubbard served as Senior Vice President and General Counsel of Daniels & Associates, L.P., and an advisor to its executive committee. Located in Denver, Colorado, Daniels & Associates, L.P. is a leader in mergers-and-acquisitions and financial services to the cable, telecommunications, media, and internet industries worldwide. Prior to that, she was a partner in the corporate/securities group of Holland & Hart, L.L.P., one of the largest Denver, Colorado based law firms in the Rocky Mountain region. She is currently the chair of the Colorado Bar Association Communications Law Section. She received her A.B. with high honors from Stanford University in 1980 and attended Georgetown Law School and the University of Colorado Law School, from which she received her J.D. in 1983.

        ALAN ISAACMAN.    Since 1993, Mr. Isaacman has been a senior member of Isaacman, Kaufman & Painter, P.C., a Los Angeles, California law firm. Mr. Isaacman is a renowned litigation attorney representing general corporate clients as well as clients from the media and entertainment industries. He is considered an expert on First Amendment rights and has experience in areas of copyright, antitrust, securities, right to privacy, and general entertainment law. Mr. Isaacman has successfully defended clients on First Amendment cases throughout the judicial system up to and including the Supreme Court of the United States. Mr. Isaacman received his undergraduate degree at Penn State University and received his law degree from Harvard University Law School. He is a Fellow of the American College of Trial Lawyers and is included in the Best Lawyers in America.

        DAVID NICHOLAS.    Since April 2008, Mr. Nicholas has served as Vice President of Sales for the CATV Division of Symmetricom,  Inc. (Nasdaq: SYMM), a supplier of timing and synchronization hardware, software and services for the telecommunications, government and enterprise markets. From November 2006 to April 2008, Mr. Nicholas served as Vice President/General Manager of BigBand Networks, a privately held company specializing in developing innovative solutions that allow cable television operators to deliver enhanced video. From March 2005 to November 2006, Mr. Nicholas was the Senior Vice President of Strategic Sales for Xtend Networks, a division of Vyyo, Inc., an Atlanta, Georgia based provider of solutions that expands bandwidth of hybrid fiber coax networks. From February 2004 until March 2005, Mr. Nicholas was Vice President of Sales for N2 Broadband, Inc., a provider of open-platform solutions that allow cable network operators and content providers to offer on-demand services like video-on-demand ("VOD"). From January 2000 until February 2004, Mr. Nicholas was Vice President of Worldwide Sales for Concurrent Computer Corporation ("Concurrent"). In that position, he was responsible for creating and implementing VOD business strategies, overseeing sales and support services, and negotiating contracts with Concurrent's major customers, such as Comcast Corporation, Time Warner, Inc., and Charter Communications, Inc. Prior to joining Concurrent, Mr. Nicholas was Executive Vice President of the Industrial Systems Division of Pioneer Electronics Corporation from 1995 to 1999, where he played a lead role in securing a major contract with Time Warner, Inc. to supply its digital set top boxes.

        HIRAM J. WOO.    Since February 2004, Mr. Woo's major emphasis has been the resumption of his position as President of Regal Financial & Development Corporation, a real estate development and planning firm. However, during the period of February 2004 through April 2005, Mr. Woo also served part-time as the Chief Executive Officer, President, and director of Consolidated Food Service Corporation, an owner and operator of a small chain of steakhouse restaurants in northern California. From 1997 through 2002, Mr. Woo was President and director of Steakhouse Partners, Inc., an operator of 65 full-service steakhouse restaurants located in 11 states. From 1985 through 1996, Mr. Woo was President of Regal Financial & Development Corporation. While at Regal Financial & Development Corporation, Mr. Woo was responsible for acquisitions, feasibility analyses, financing, and the overall coordination of all development and construction projects with an emphasis on residential single-family homes and multiple residential units. Mr. Woo managed over $300 million of real estate development projects in the western United States under this entity. Mr. Woo has wide experience in accounting, taxes, and management advisory services, actively practicing in his mid-size CPA firm for a period of ten years. Mr. Woo graduated from the University of California, Berkeley, with a Bachelor of Science Degree in Accounting and Finance and is a licensed Certified Public Accountant in California.

        WALTER TIMOSHENKO.    Since May 2002, Mr. Timoshenko has served as the Chief Marketing Officer at Weiser LLP, a national accounting firm, overseeing the marketing, communications, and research departments and serving as an advisor on strategic marketing issues. Mr. Timoshenko also is an associate of the American Bar Association, teaching courses and holding seminars and training sessions on strategic marketing, negotiating, and networking. In 2002, Mr. Timoshenko developed the Annual Firm Marketing Forum for the American Institute of Certified Public Accountants and has, since its inception, served as its chair. Prior to Weiser LLP, Mr. Timoshenko served as Director of Marketing at a leading media and entertainment law firm on the east coast and as a Director of Marketing & Practice Development at a leading regional accounting and consulting firm, and has held management positions with Levine Huntley Vick & Beaver Advertising Agency. Mr. Timoshenko graduated summa cum laude from St. John's University.

DIRECTOR INDEPENDENCE

        No director or executive officer of the Company is related to any other director or executive officer. None of the Company's officers or directors hold any directorships in any other public company. The Company's board has made the affirmative determination that a majority of the Company's board members are independent in compliance with the applicable listing standards of The Nasdaq Stock Market, LLC ("Nasdaq"). The nominees who are independent directors as determined by the board are Ms. Hubbard and Messrs. Isaacman, Nicholas, Woo, and Timoshenko.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

        The members of the audit committee are Melissa Hubbard (Chair), David Nicholas, and Hiram Woo. The Company's board of directors has determined that each of the members of its audit committee are independent and that Mr. Woo is an "audit committee financial expert" within the meaning of the regulations of the Securities and Exchange Commission and the applicable rules of Nasdaq.

        The purpose of the audit committee is to assist the board of directors in its oversight of the integrity of the financial statements of the Company, the Company's compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company's internal audit function and the independent auditors. The audit committee, in performing its functions, among other things (i) oversees the work and compensation of the independent auditor, (ii) reviews the scope of the independent auditor's audit examination, including its engagement letter, prior to the annual audit, and reviews and approves the audit fees agreed upon and any permitted non-audit services to be provided by the independent auditors, (iii) recommends to the board of directors the retention or replacement of the independent auditors, which reports solely and directly to the audit committee, and (iv) reviews and approves the internal corporate audit staff functions. The formal report of the audit committee for fiscal year 2009 is set forth below under the caption "Report of the Audit Committee."

        The audit committee has adopted a formal written charter, a current copy of which is available on the Company's web site at www.noof.com, in the Investor Relations portion of the site.

Compensation Committee

        The members of the compensation committee are Walter Timoshenko (Chair) and Hiram Woo, each of whom is independent under the applicable rules of Nasdaq. This committee determines, approves, and reports to the board of directors on all elements of compensation of our executive officers. To assist the compensation committee with its responsibilities, it retained in 2006 the services of Mercer Human Resource Consulting, which was tasked with providing the compensation committee with an analysis regarding and comparative market data for similarly sized and situated companies for executive officer compensation, as well as internal benchmarks for and a historical analysis of the Company's executive officer compensation. The Company also engaged the services of The Altman Group, a firm providing corporate governance consulting services, to assist the compensation committee with terms provided in the Company's 2007 Stock Incentive Plan. A discussion of the role of the consultants in determining executive and director compensation is included under the caption Compensation Discussion and Analysis below. The role of executive officers in the compensation process is described under the caption Compensation Discussion and Analysis below. The compensation committee also has the power to prescribe, amend, and rescind rules, to the extent allowable under the Nasdaq and other regulatory guidance, relating to the Company's stock incentive plans, to grant options and other awards under the 2007 Stock Incentive Plan, and to interpret and otherwise administer the stock incentive plans. The compensation committee also is responsible for providing its report regarding the Company's Compensation Discussion and Analysis that is to be included in the Company's annual report on Form 10-K and proxy statement, which report is included herein under the caption Compensation Committee Report, for reviewing and monitoring succession plans for the chief executive officer and the Company's other executive officers, and for reviewing appropriate insurance coverage for directors and officers.

        The compensation committee may delegate its authority to one or more subcommittees of the compensation committee, but does not have the authority to delegate any of its authority regarding the consideration and determination of executive officer and director compensation unless the subcommittee is comprised solely of two or more outside directors. There is currently no subcommittee of the compensation committee.

        The compensation committee operates under a formal written charter that governs its duties and standards of performance. A current copy of the charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

Nominations Committee

        The nominations committee members are Alan Isaacman (Chair) and Walter Timoshenko, each of whom is independent under the applicable rules of Nasdaq. This nominations committee (i) considers, and recommends to the board, individuals for election as directors, (ii) recommends to the board of directors individuals for appointment on committees of the board of directors, (iii) makes recommendations to the board of directors regarding any changes to the size of the board of directors or any committee, and (iv) performs such other duties or responsibilities expressly delegated to the nominations committee by the board of directors relating to the nomination of board or committee members.

        Candidates for director should have certain minimum qualifications, including understanding basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The committee retains the right to modify these minimum qualifications from time to time.

        In evaluating an incumbent director whose term of office is set to expire, the nominations committee reviews such director's overall service to the Company during such director's term, including the number of meetings attended, level of participation, quality of performance, and any transactions with the Company engaged in by such director during his or her term. In instances where it may be necessary to select a new director nominee, the nominations committee would use its network of contacts to compile a list of potential candidates, engage the assistance of a professional search firm to assist it in the identification of qualified candidates if appropriate under the circumstances, and consider nominees recommended by our shareholders. The nominations committee does not distinguish between nominees recommended by our shareholders and those recommended by other parties. The nominations committee would thereafter determine whether a nominee would be independent for purposes of Nasdaq listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, would qualify as a non-employee director under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, would be deemed an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and would satisfy the applicable criteria for an audit committee financial expert. The nominations committee would then meet to consider the candidates and their respective qualifications, ultimately choosing an appropriate candidate by majority vote.

        Shareholders wishing to recommend candidates for election to the board of directors by the nominations committee at an annual meeting must do so by giving written notice to: Chair of the Nominations Committee, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. Any such notice must, for any given annual meeting, be delivered to the chair not less than 120 days prior to the date of the preceding year's proxy statement used for the annual meeting. The notice must state (1) the name and address of the shareholder making the recommendation; (2) the name, age, business address, and residence address of each person recommended; (3) the principal occupation or employment of each person recommended; (4) the class and number of shares of the Company's common stock that are beneficially owned by each person recommended and by the recommending shareholder; (5) any other information concerning the persons recommended that must be disclosed in proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended; and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of the Company if elected.

        In considering any person recommended by one of the Company's shareholders, the nominations committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the board of directors. Any shareholder nominee recommended by the nominations committee and proposed by the board of directors for election at the next annual meeting of shareholders will be included in the Company's proxy statement for that annual meeting.

        The nominations committee operates under a formal written charter that governs its duties and standards of performance. A copy of the charter is available on our website, www.noof.com, in the Investor Relations portion of the site.

BOARD AND COMMITTEE MEETINGS

        During the Company's fiscal year ended March 31, 2009, the board of directors held 12 meetings, the compensation committee held no meetings (all actions having been taken by written consent following informal meetings of the members of the committee), the audit committee held 5 meetings and the nominations committee held 1 meeting. In addition, the independent members of the board of the directors held 12 meetings in executive session. None of the Company's incumbent directors attended less than 75% of the board meetings or meetings of the board committees on which he or she served during the last completed fiscal year.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

        The Company's directors are encouraged, but not required, to attend the annual meeting of shareholders. All of our directors attended the 2008 annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Shareholders may direct any communications intended for the board of directors to the Company's general counsel, Marc Callipari, Esq., at mcallipari@noof.com, by facsimile to (303) 444-0848, or by mail to New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.

        This centralized process assists the board of directors in reviewing and responding to shareholder communications in an appropriate manner. If a shareholder wishes to direct any communication to a specific board member, the name of that board member should be noted in the communication. The board of directors has instructed the Company's general counsel to forward shareholder correspondence only to the intended recipients, and has also instructed the general counsel to review all shareholder correspondence and, in the general counsel's discretion, refrain from forwarding any items deemed to be of a commercial or frivolous nature or otherwise inappropriate for the board of directors' consideration. Any such items may be forwarded elsewhere in the Company for review and possible response. This process has been approved by a majority of our independent directors.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned or Paid in Cash($)(1)	Total ($)
Alan Isaacman	$90,000	$90,000
Melissa Hubbard	$90,000	$90,000
Walter Timoshenko	$96,875	$96,875
David Nicholas	$80,000	$80,000
Hiram Woo	$95,000	$95,000

    (1)
    Company directors who are employees are not compensated for their service as director. Each director who is not a New Frontier Media, Inc. employee receives for general board services, including attendance at regular and special board meetings of the board, an annual fee of $80,000, payable in equal quarterly installments. Each such director receives an additional annual fee of $7,500 for each board committee on which the director serves, and the chairman of each committee receives an additional annual fee of $2,500 for such service. Each director is also reimbursed for reasonable expenses incurred in connection with the services provided as a member of the board and its committees. Subject to our corporate trading policies and general securities laws, each non-employee director is obligated to purchase, in the open market or otherwise during each one-year period beginning immediately after an annual meeting of shareholders, shares of our common stock equaling in value at least 20% of the amount of the annual board service fee. Directors are not permitted to sell or otherwise transfer shares of our common stock while serving as a director if the result would be to reduce their respective beneficial ownership to below 20,000 shares, and directors are not permitted to sell any shares unless they were acquired two years prior to any such sale.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules of the Securities and Exchange Commission require our directors and executive officers and beneficial owners of more than 10% of our common stock to file reports, within specified time periods, indicating their holdings of and transactions in our common stock and derivative securities. Based solely on a review of such reports provided to us and written representations from such persons regarding the necessity to file such reports, we are not aware of any failures to file reports or report transactions in a timely manner during our fiscal year ended March 31, 2009, except that with respect to Messrs. Nicholas and Timoshenko, each filed one Form 4 reporting one transaction each late.

CORPORATE GOVERNANCE

        The Company operates according to a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with those responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and will continue to monitor developments and make adjustments from time to time to ensure compliance in this area. Information regarding our corporate governance that is not provided below is described elsewhere in this proxy statement.

Corporate Governance Guidelines

        The Company has adopted Corporate Governance Guidelines that are intended to promote the functioning of the board of directors and its committees and to set forth, among other things, the duties, responsibilities and qualifications of the members of the board of directors. A copy of the Corporate Governance Guidelines is available on our website at www.noof.com, in the Investor Relations portion of the site.

Code of Ethics

        All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management, each of which codes are available for review under the Corporate Governance link in the Investor Relations portion of the Company's website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules of Nasdaq. Violations of either code of ethics may be reported anonymously to the Company's audit committee through a link in the Investor Relations section of our website at www.noof.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        Our executive compensation program is designed to attract, retain, and motivate superior executive talent and to align their interests with those of our shareholders and support our growth and profitability. Consistent with those purposes, our compensation philosophy embodies the following principles:

  •
  the compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals, and provide for consequences for underperformance;

  •
  compensation should reflect differences in position and responsibility;

  •
  compensation should be comprised of a mix of cash and equity-based compensation that aligns the short- and long-term interests of our executives with those of our shareholders; and

  •
  the compensation program should be understandable and transparent.

        In structuring a compensation program that implements these principles, we developed, with the assistance of an executive compensation consulting firm, Mercer Human Resource Consulting, the following objectives for our executive compensation program:

  •
  overall compensation levels should be competitive and should be set at levels necessary to attract and retain talented leaders and motivate them to achieve superior results;

  •
  a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals;

  •
  total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating and financial goals and strategic initiatives;

  •
  the number of different elements in our compensation program should be limited, and those elements should be understandable and effectively communicated to executives and shareholders; and

  •
  compensation should be set at levels that promote a sense of equity among all employees and appropriate stewardship of corporate resources, while giving due regard to our industry and any premiums that may be necessary in order to attract top talent at the executive level.

        Our compensation committee engaged Mercer Human Resource Consulting in 2006 to assist it in confirming that the pay-for-performance objectives of our executive compensation program were effective and modifying our compensation program to the extent necessary to promote enhanced implementation of our compensation philosophy and principles. In its report to the committee, Mercer compared the compensation paid to our then top three executive officers (chief executive officer, president and chief financial officer) to two peer groups, one comprised of 12 publicly-held companies and the other 10 publicly-held companies, to assist us in ascertaining where our historical compensation practices were relative to market levels. Comparisons were made to a primary peer group of similarly sized companies in the entertainment and media industry (excluding book and magazine publishers), and to a secondary peer group of similarly sized, highly profitable companies exhibiting financial performance similar to ours (regardless of industry). The primary peer group was comprised of the following companies: WPT Enterprises Inc.; Private Media Group Inc.; NTN Buzztime Inc.; Outdoor Channel Holdings Inc.; DG FastChannel, Inc.; Regent Communications Inc.; 4Kids Entertainment Inc.; Image Entertainment Inc.; Beasley Broadcast Group Inc.; Tivo Inc.; Crown Media Holdings Inc.; and Lodgenet Interactive Corp. The secondary peer group was comprised of the following companies: Utah Medical Products Inc.; Anika Therapeutics Inc.; Cherokee Inc.; Corillian Corp.; Kensey Nash Corp.; Catapult Communications Corp.; Landauer Inc.; Value Line Inc.; Young Innovations Inc.; and Imergent Inc. Mercer's quantitative benchmarking analyses for these purposes included comparisons of executive base salary compensation, total cash compensation (base salary plus bonus), and total direct compensation (total cash compensation plus long-term incentive awards), as well as short- and long-term incentive targets and relative dilution levels for such awards, during 2005 and 2004. Mercer's analysis as provided in its report highlighted elements of our historical pay-for-performance objectives that could be improved, which ultimately resulted in, among other things, the compensation committee's approval of amended and restated employment agreements with each of our named executive officers.

        As discussed in the report, our financial performance was consistently in the top quartile of the peer groups for all of the measured metrics other than sales (measured metrics were sales, EBITDA, net profit margin (net of extraordinary items), return on equity, and total shareholder return). In addition, because of Mercer's perception that executive officers in our industry would likely require compensation premiums, Mercer anticipated that the total cash compensation for our reviewed executive officers would be in the top quartile of the peer companies. With respect to our executive officers subject to the review as a group, aggregate historical total cash compensation was consistent with the 75% level. The aggregate historical base salary compensation and total direct compensation for the group was, however, below the 75% level. In fact, the aggregate compensation for the group in those categories was at or only modestly above the market median.

        Improvements recommended by Mercer in its report included that we adopt formal short- and long-term incentive targets for our executive officers. In that regard, Mercer noted that the historical long-term incentive levels for our president and then chief financial officer were above the 75% level in relation to our peer groups, and that their long-term incentive share of total direct compensation was higher than that of the peer groups. Significantly, our chief executive officer had not received in the three years prior to the report any long-term incentive awards, which reduced the total direct compensation percentage level of the executive officers as a group. As a result, our dilution levels relative to long-term incentive compensation awarded to our executive officers was below our peer median. As discussed below, based in part on Mercer's recommendations resulting from its observations, we also adopted objective, long-term incentive targets for our executive officers to enhance our executive compensation practices.

        All decisions regarding compensation of our executive officers have been made by our compensation committee and ratified by our full board of directors.

Elements of Executive Compensation and Attendant Risks

Elements

        Our executive compensation program is comprised of:

  •
  base salary;

  •
  performance-based cash bonus incentives;

  •
  long-term equity incentive awards;

  •
  perquisites; and

  •
  post-employment compensation arrangements.

These elements of compensation are supplemented by the opportunity to participate in benefit plans that include employer matching contributions and are generally available to all of our employees, such as our 401(k) plan.

Risks

        With respect to the performance-based cash bonus incentives and long-term equity incentive awards in particular, the compensation committee is cognizant of the possibility that if they are not effectively structured, executive officers could be motivated unintentionally to take unnecessary or excessive risks, even if well intentioned, to achieve the objectives established by the committee for payouts of their respective cash bonuses and increase share value in order to capitalize on the potential underlying value of their respective equity awards. For example, if performance-based cash bonus targets are set at levels believed by the executive officers unlikely to be reasonably achieved, either in whole or in part, they may be more inclined to find novel, but possibly less sound, avenues to improve company performance that may ultimately prove detrimental to the Company. Such may be the case in instances where performance targets are not achieved or are achieved only at modest levels over a period of years. In addition, if equity incentive awards such as stock options are significantly underwater and therefore perceived to be of little or no value, as a result of general market conditions or otherwise, greater risks may be taken in order to improve stock prices to increase the value of the equity awards rather than the long-term health of the enterprise. The compensation committee therefore monitors closely the components of each executive officer's incentive compensation package and makes adjustments annually to ensure that management is not inadvertently motivated to take unnecessary risks but rather motivated to promote in all instances the best interests of the Company and its shareholders as a whole.

Base Salary

        We provide our executive officers with a base salary under negotiated employment agreements to provide them with a fixed amount of compensation for services rendered during a fiscal year. We believe this is consistent with competitive practices and will help assure our retention of, and attract from time to time as needed and in light of our industry, new, qualified leadership in those positions. We intend to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience, taking into consideration changes from time to time in the consumer price index and whether competitive adjustments are necessary to assure retention. Consideration is also given, in each case, to (1) the historical results achieved by each executive officer and the Company during each executive officer's tenure as well as historical compensation received by each executive officer during such tenure, (2) whether each such officer is enhancing the team oriented nature of the executive officer group, (3) the potential of each executive officer to achieve future success, (4) the perceived contributions and value added by each executive officer to the success of the enterprise as a whole, and (5) the scope of responsibilities and experience of each executive officer. In addition, evaluations are made regarding the competencies of each executive officer that are considered essential to our success. In furtherance and as a result of the foregoing objectives and considerations, we determined to maintain the base salaries of each of our chief executive officer and president at 2008 levels for the current fiscal year and, effective April 1, 2009, to increase by $50,000 the base salaries of each of our other continuing executive officers, subject in each instance to the compensation committee's discretion to increase such base salaries.

        In furtherance and as a result of the foregoing objectives and considerations, the compensation committee evaluated the historical performance of our executive officers for all periods prior to the fiscal year ending March 31, 2010 before (1) recommending to the full board an increase in the each of their base salaries as reflected in their respective amended and restated employment agreements entered into in September 2008 and (2) determining to recommend to the full board no increases in base salaries for either our chief executive officer or president through March 2010. The base salaries paid to our executive officers under their respective amended and restated employment agreements were set at their current levels because of, among other things, the importance of their role to our success as an enterprise, the difficulty we would experience in finding comparable replacements, perceived competitive pressures in the marketplace at the time of the amendments to the employment agreements and, with respect to our President specifically, the significant role he plays in maintaining and expanding our relationships with our major customers and managing our relationship with investors and the market.

Performance-Based Cash Bonus Incentives

        Our rationale behind performance-based cash incentive compensation is rooted in our desire to encourage achievement of goals established for our short- and long-term financial and operating results, and to reward our eligible executive officers for consistent or exceptional performance in achieving or assisting us in achieving or exceeding such goals. Bonus opportunities for our chief executive officer and our president are based one-third and one-quarter, respectively, on the achievement of performance based criteria established within 90 days after the beginning of each fiscal year by our compensation committee, with the remaining percentages of available bonus opportunities being determined in the discretion of the compensation committee based on each executive officer's individual performance as measured against objective and subjective criteria established by the compensation committee at the time of the bonus award. Our other continuing named executive officers are eligible only for discretionary bonuses as may be determined by the compensation committee. We generally offer performance based bonuses to the eligible named executive officers, who are believed to have the most direct impact on the Company's performance each year, in percentages indicating the impact each such executive officer is expected to make relative to the other executive officer in that respect. In the case of our chief executive officer, however, the compensation committee believes it is important to maintain discretion over the largest portion of his bonus opportunity to ensure that that portion of the bonus is paid only if his contributions are perceived by the compensation committee to have directly impacted the Company's performance in a particular year. Our continuing named executive officer bonus opportunities are capped as provided below under the caption "Executive Compensation—Employment Contracts of Named Executive Officers".

        For the fiscal years ended March 31, 2008 and 2009, the performance-based objective bonus criteria as established by our compensation committee was based upon increases in the following financial categories: (1) revenue; (2) cash flow from operations; (3) earnings per share; and (4) share price. Each category is given equal weight in the determination of whether the full bonus opportunity is achieved, with each comprising 25% of the performance-based bonus target. No discretion is exercised to increase or decrease payouts with respect to that portion of any bonus that is based on pre-established, objective performance criteria. No performance based bonuses were awarded for either of the fiscal years ended March 31, 2008 or 2009 because none of the performance criteria were satisfied. The targeted percentage increases for each of the categories was established at the same levels for fiscal year 2009 as they were for fiscal year 2008, which, as evidenced by the lack of payouts, indicated to the committee that the level of difficulty the executive officers were expected to experience in order to achieve the performance based criteria was too high.

        Taking into consideration the recent economic downturn and continuing recession as well as other factors, including executive officer and Company performance during the past two completed fiscal years relative to the targeted financial categories, the compensation committee determined to change the performance-based objective bonus criteria for the fiscal year ending March 31, 2010 to be based upon more modest targeted increases in the following financial categories: (1) revenue; (2) cash flow from operations; and (3) net income. Each category will be given equal weight in the determination of whether the full bonus opportunity is achieved, with each comprising approximately 33.3% of the performance-based bonus target. No discretion will be exercised to increase or decrease payouts with respect to that portion of any bonus that is based on pre-established, objective performance criteria.

        The compensation committee believed the changes were necessary to ensure that the targets were perceived by the executive officers to be reasonably attainable during the current fiscal year. The failure to do so, the committee believed, might lead to unintended consequences: the eligible executive officers could have been motivated to take unnecessary risks in respect of the Company's financial and operating performance in order to achieve the bonus targets; or they simply could have been unmotivated by the bonus opportunity, which, given the current state of the economy generally, could have been believed by management to be for the third straight year unattainable and therefore illusory.

        With respect to the discretionary portion of the annual incentive bonuses, the compensation committee does not use a fixed formula in determining annual payouts, but it does link them to financial objectives of importance to us, including revenue and earnings growth, return on invested capital, and creation of shareholder value. The compensation committee focuses on individual performance, which enables it to differentiate among executives and emphasize the link between personal performance and compensation. No discretionary bonuses were awarded for the fiscal year ended March 31, 2009.

Long-Term Equity Incentives

        Prior to our fiscal year ended March 31, 2008, we believed, based upon the Mercer report and other factors, that the amount of equity-based compensation paid by us to our executive officers, and in particular to our chief executive officer, had been low. The compensation committee also believed that basing a larger share of executive compensation on equity incentives would further align the executive officers' goals with those of our shareholders and encourage long-term retention and operational and financial success. Accordingly, the Company has since been placing increased emphasis on compensation tied to the market price of our common stock. To that end, the compensation committee approved stock option awards to our executive officers as well as to our other employees during the fiscal years ended March 31, 2008 and 2009 under our 2007 Stock Incentive Plan.

        The committee intends for the increased equity-based element of our compensation program to allow our executive officers to earn over time additional compensation based on the appreciation of our common stock, while facilitating the retention of our executive officers and the alignment of their interests with the interests of our other shareholders. The awards in recent years under the 2007 Stock Incentive Plan were granted prior to the current and significant economic downturn, however, which is perceived to have contributed in substantial part to a significant drop in our share price, rendering many of the stock option grants well underwater relative to the exercise price for each such award and therefore of little or no motivating effect or value.

        As a result, the compensation committee is considering available alternatives consistent with the foregoing policies and beliefs to make the outstanding grants perceived by management to be more valuable, and to make future long-term equity incentive award grants more financially robust in the hands of management. The committee may therefore in future periods grant additional stock options that would have exercise prices at fair market value relative to the current, economic recession adjusted, market price for our common stock, or make other forms of equity incentive awards, for example, restricted stock awards, to our executive officers in an effort to motivate them as intended—to raise our common stock share value over time, and without taking unnecessary or excessive risk in order to achieve the desired goal in too short a period of time—as we work through the recession and its impact on our Company's results of operations.

Perquisites

        We provide our executive officers perquisites to enhance in a cost efficient manner our executives' compensation packages and to make them more attractive to our executive officers relative to our competition. Perquisites are also provided to enable and motivate our executive officers to perform more easily and routinely services on behalf of the Company when they are out of the office. The perquisites provided to our executive officers are automobile allowances, payment of long-term disability insurance premiums, reimbursement for cable or direct broadcast services at home, reimbursement for high-speed internet service at home, airport terminal airline club membership fees, utilization of administrative employees for non-work related matters (e.g., personal household errands) of the chief executive officer and president and, in the case only of our chief executive officer, payment of long-term care insurance premiums.

Post-Employment Compensation

        All of our executive officers are employed on an "at will" basis, meaning we or any executive officer may terminate employment at any time. As such, there is no contractual notice period required prior to termination of employment and there is no requirement to pay severance outside the contractual requirements of each executive officer's employment agreement. The employment agreements, as amended to date, with our executive officers provide for the payment of additional compensation, accelerated vesting of outstanding stock options, and benefit continuation in the event of a termination of employment without cause by the Company or by the executive officer because of a material diminution in the executive officer's title, position or responsibilities, a reduction in the executive officer's then current base salary, or, after a change in control of the Company, the relocation of our executive offices outside of the Boulder, Colorado area. The severance and change in control payment arrangements were agreed upon in order to maintain management stability, especially during times of organizational stress due to possible business transactions facing the Company that could have resulted in a change of ownership, and to ensure that our executive officers are either acknowledged by a future owner as valuable executives going forward or rewarded for their efforts in creating value in connection with any such change in control transaction.

Other Compensation

        Our executive officers are also eligible to participate in our 401(k) plan on the same terms as the rest of our employees are eligible to participate in our 401(k) plan. We provide matching contributions to the same extent for our executive officers as we do for our other employees.

Management's Role in Establishing Executive Compensation

        Management plays an important role in assisting our compensation committee in establishing our executive officers' compensation. Important aspects of the role include:

  •
  evaluating employee performance;

  •
  suggesting to the compensation committee business performance targets and objectives;

  •
  providing invaluable insight to the committee regarding management's perceptions of whether the Company's performance-based incentives and long-term equity incentive awards are having the intended motivating effect on management; and

  •
  recommending salary and bonus levels and equity awards.

        During this process, our executive officers may be asked to provide guidance to the compensation committee regarding background information for our strategic objectives, an evaluation of the performance of our executive officers, and compensation recommendations as to the executive officers. Members of the compensation committee met informally with our executive officers throughout the year to discuss compensation matters and compensation policies, and more frequently with our chief executive officer to obtain insight regarding the day to day performance of each of the other executive officers. Each executive officer also has the opportunity to negotiate the terms of their respective employment agreements as they come up for renewal from time to time.

Limits on the Deductibility of Compensation and Other Regulatory Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1.0 million paid to named executive officers other than our chief financial officer is not deductible unless it is performance-based and satisfies the conditions of the exemption. While our compensation committee and board of directors considers all compensation paid to our named executive officers to be performance-based, not all of the compensation paid to them historically meets the definition of "performance-based" compensation in Section 162(m). Equity compensation awarded to our named executive officers is designed to qualify as performance-based compensation under Section 162(m), but discretionary cash bonuses determined by the compensation committee will not qualify. Our compensation committee believes, however, that retaining discretion in determining some bonus awards within the parameters of the performance goals is essential to their overall responsibilities. While the compensation committee will continue to consider the impact of Section 162(m) on our compensation program, it reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so. It is our policy to review all compensation plans and policies against tax, accounting, and Securities and Exchange Commission regulations, including Internal Revenue Code Section 162(m), Internal Revenue Code Section 409A, and SFAS No. 123R.

COMPENSATION COMMITTEE REPORT

        Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K for its last completed fiscal year.

  Walter Timoshenko
  Hiram J. Woo

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(4)	All Other Compensation ($)		Total ($)
Michael Weiner	2009	$600,000	$—	$116,005	$41,298	(1)	$757,303
Chairman of the Board and Chief	2008	$600,000	$300,000	$—	$48,907	(1)	$948,907
Executive Officer	2007	$497,115	$500,000	$—	$37,342	(1)	$1,034,457
Grant Williams	2009	$208,154	$—	$17,004	$8,596		$233,754
Chief Financial Officer
Matthew Pullam	2009	$—	$—	$—	$10,000	(3)	$10,000
Former Chief Financial Officer	2008	$31,154	$—	$—	$56,252	(3)	$87,406
Ken Boenish	2009	$500,000	$—	$212,619	$31,794	(2)	$744,413
President of New Frontier	2008	$500,000	$75,000	$186,890	$29,525	(2)	$791,415
Media, Inc	2007	$350,000	$325,000	$186,380	$24,987	(2)	$886,367
Scott Piper	2009	$237,981	$—	$31,689	$6,308		$275,978
Chief Technology and	2008	$200,000	$—	$23,440	$6,656		$230,096
Information Officer	2007	$23,077	$25,000	$3,458	$—		$51,535
Marc Callipari	2009	$210,154	$—	$27,141	$7,222		$244,517
General Counsel
Ira Bahr	2009	$380,769	$—	$198,390	$6,543		$585,702
Former Chief Operating Officer	2008	$450,000	$125,000	$201,817	$23,722	(2)	$800,539
	2007	$300,000	$275,000	$178,899	$16,224	(2)	$770,123

(1)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term care and long-term disability insurance, cable/direct broadcast and home broadband services, Company contributions to 401(k) plan, and airport terminal airline club membership fees.

(2)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, and Company contributions to 401(k) plan.

(3)
Amount comprised almost entirely of fees for consulting services.

(4)
Reflects the amount recognized for financial statement reporting purposes for the periods presented in accordance with SFAS No. 123R for awards granted pursuant to our equity incentive plans. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the year ended March 31, 2009 that are included in our annual report attached hereto as Appendix A.

FISCAL YEAR 2009 GRANTS OF PLAN-BASED AWARDS TABLE

					All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael Weiner		$—	$200,000	$200,000
Chief Executive Officer	04/02/2008				225,000	$4.67	$593,595
Grant Williams		$—	$—	$—
Chief Financial Officer
Matthew Pullam		$—	$—	$—
Former Chief Financial Officer
Ken Boenish		$—	$125,000	$125,000
President	04/02/2008				150,000	$4.67	$395,730
Scott Piper		$—	$—	$—
Chief Technology and	04/02/2008				25,000	$4.67	$65,955
Information Officer
Marc Callipari		$—	$—	$—
General Counsel	04/02/2008				25,000	$4.67	$65,955
Ira Bahr		$—	$112,500	$112,500
Former Chief Operating Officer

(1)
Under the Company's non-equity incentive plan, the applicable continuing executive officers could earn awards ranging from $0 if no performance criteria were achieved to the applicable target award set forth above for each officer if all performance criteria were achieved. No amounts can be earned in excess of the target amount, and none of the executive officers received a payout in respect of the plan during the fiscal year ended March 31, 2009 because the applicable performance criteria standards established by our compensation committee and board for the fiscal year were not achieved.

(2)
The grant date fair value of option awards was determined in accordance with SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the year ended March 31, 2009 that are included in our annual report attached hereto as Appendix A.

Employment Contracts of Named Executive Officers

        The Company has entered into employment agreements with each of our continuing named executive officers. The agreements with each of Messrs. Weiner and Boenish expire on March 31, 2011, the agreement with Mr. Bahr expired without payment of severance on January 30, 2009 in connection with his resignation from the Company, and the agreements with the other continuing named executive officers expire on April 30, 2010. The agreements provide for base salaries and discretionary bonuses and, with respect to the chief executive officer and president, performance-based (based on pre-established objective criteria) bonuses. Base salaries for Messrs. Weiner, Boenish, Williams, Callipari and Piper have been established at $600,000, $500,000, $250,000, $250,000 and $275,000,

respectively. The base salaries are subject to increases during the employment terms at the discretion of our compensation committee. Aggregate bonus targets have been capped through fiscal 2011 for Messrs. Weiner and Boenish at their applicable base salaries. The performance based portion comprises one-third of Mr. Weiner's aggregate bonus target, and one-quarter of the aggregate bonus target for Mr. Boenish. The compensation committee determines whether to award discretionary bonuses. The employment agreements of our executive officers contain covenants not to compete and not to solicit employees of the Company for a period of one year following the date upon which the executive officer ceases to be paid any compensation by the Company (during the employment term in the cases of Messrs. Boenish and Callipari). Additional information regarding the employment arrangements with our named executive officers is provided above under the caption "Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation".

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)
					Option Exercise Price ($)
						Option Expiration Date
Name	Exercisable		Unexercisable
Michael Weiner	150,000	(1)	—		$4.00	12/30/09
Chief Executive Officer	5,000	(2)	—		$5.00	01/07/10
	—		225,000	(11)	$4.67	04/02/18
Grant Williams	10,000	(9)	—		$8.71	10/16/16
Chief Financial Officer	5,000	(10)	15,000	(10)	$5.25	12/17/17
Matthew Pullam	—		—		$—	—
Former Chief Financial Officer
Ken Boenish	25,000	(1)	—		$5.50	12/30/09
President	10,000	(5)	—		$5.50	01/07/10
	75,000	(3)	—		$7.84	06/14/14
	75,000	(3)	—		$8.62	06/14/14
	168,750	(4)	56,250	(4)	$6.42	07/12/15
	—		150,000	(11)	$4.67	04/02/18
Ira Bahr	125,000	(6)	—		$7.15	04/30/09
Former Chief Operating Officer	50,000	(7)	—		$5.25	04/30/09
Scott Piper	9,900	(8)	5,100	(8)	$9.42	02/05/17
Chief Technology and Information Officer	—		25,000	(11)	$4.67	04/02/18
Marc Callipari	10,000	(12)	—		$8.40	09/26/16
General Counsel	—		25,000	(11)	$4.67	04/02/18

(1)
Granted on December 30, 1999.

(2)
Granted on January 7, 2000.

(3)
Granted on June 14, 2004.

(4)
Granted on July 12, 2005 and exercisable in 25% annual increments beginning July 12, 2006.

(5)
Granted on January 7, 2000.

(6)
Granted on January 20, 2006.

(7)
Granted on December 17, 2007.

(8)
Granted on February 5, 2007 and exercisable in 33% annual increments beginning February 5, 2008.

(9)
Granted on October 16, 2006.

(10)
Granted on December 17, 2007 and exercisable in 25% annual increments beginning December 17, 2008.

(11)
Granted on April 2, 2008 and exercisable in 25% annual increments beginning on April 2, 2009.

(12)
Granted on September 26, 2006.

POTENTIAL PAYMENTS UPON TERMINATION

        The following table shows potential payouts upon various termination scenarios for our named executive officers, assuming termination as of March 31, 2009.

Name	Benefit	Termination by the Company w/o Cause or by the executive for Good Reason(1)(3)		Termination After Change in Control(2)(3)
Michael Weiner	Severance pay	$1,200,000		$1,200,000
Chief Executive Officer	Bonus payment	$—		$150,000
	Health and welfare	$14,996		$14,996
	Vesting of outstanding options	$347,297	(4)	$347,297	(4)
Grant Williams	Severance pay	$315,300		$315,300
Chief Financial Officer	Bonus payment	$—		$20,000
	Health and welfare	$14,996		$14,996
	Vesting of outstanding options	$10,160	(4)	$10,160	(4)
Matthew Pullam	N/A	N/A		N/A
Former Chief Financial Officer
Ken Boenish	Severance pay	$1,000,000		$1,000,000
President	Bonus payment	$—		$37,500
	Health and welfare	$12,678		$12,678
	Vesting of outstanding options	$279,415	(4)	$279,415	(4)
Ira Bahr	N/A	N/A		N/A
Former Chief Operating Officer(5)
Scott Piper	Severance pay	$352,800		$352,800
Chief Technology and Information	Health and welfare	$21,906		$21,906
Officer	Vesting of outstanding options	$56,709	(4)	$56,709	(4)
Marc Callipari	Severance pay	$315,300		$315,300
General Counsel	Bonus payment	$—		$5,000
	Health and welfare	$21,906		$21,906
	Vesting of outstanding options	$38,589	(4)	$38,589	(4)

(1)
The amounts represent severance benefits under the employment agreements of our continuing named executive officers in the event an executive's employment is terminated (a) by the employer without cause (subject to the applicable officer's execution of a written release in favor of employer), (b) by the executive for a material breach by the employer of executive's employment agreement, or (c) by the executive for good reason (material diminution in position or responsibility). Following any such termination, in addition to any accrued entitlements (for example, accrued but unpaid base salary) and immediate vesting of all outstanding options, the executive officer would be entitled to continue to receive the executive officer's base salary for the duration of the employment period (or, if longer, 24 months in the case of the chief executive officer and 18 months in the case of the other executive officers). Additionally, the executive officers would continue to be entitled to receive substantially equivalent benefits for the duration of the employment period. In addition, if any such termination occurs during our fourth fiscal quarter, any bonus for eligible executives based on pre-established objective criteria would be prorated based upon the number of months worked in the fiscal year if the executive officer achieved, or is on track to achieve, the applicable criteria.

(2)
The amounts represent payments if termination occurs by the executive officers after a change in control for any of the following reasons: (i) assignment of duties not reasonably consistent with the named executive officer's position, duties, responsibilities, titles or offices prior to the change in control; (ii) relocation of the Company's executive offices outside of the Boulder, Colorado area; (iii) material change in the then effective title of the named executive officer; or (iv) any reduction in the executive's then current base salary. Except as described below, our continuing named executive officers are entitled under their employment agreements to receive the benefits described in note (1) above following a voluntary termination of employment by them for the reasons described above after a change in control. In the event of any such voluntary termination, eligible named executive officers would also be entitled to a lump-sum payment (rather than salary continuation) equal in amount to the executive officer's base salary for the remaining term of the employment agreement or 18 months (24 months in the case of the chief executive officer), whichever is greater, and an amount equal to one year's bonus as measured by the average annual bonus awarded to the executive officer during the two preceding full bonus years.

(3)
Notwithstanding the above described severance and change in control arrangements, in the event that any of the continuing named executive officers is at the time of their employment termination a "specified employee" within the meaning of Section 1.409A-1(i) of the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, all of such payments shall be delayed until six months after the date of such termination, except that during such six-month period we will make all payments provided for under the agreements to the extent that they do not exceed two times the lesser of the named executive officer's prior year annualized compensation and the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the termination occurs, and any amounts deferred as provided herein shall be paid in a lump-sum amount at the expiration of such six-month period.

(4)
The amounts represent the portion of the compensation expense the Company would recognize for options outstanding at March 31, 2009 in accordance with SFAS No. 123R, "Share Based Payment," and do not represent cash payments to be made to the individuals or amounts realized.

(5)
Mr. Bahr's amended and restated employment agreement, and the severance arrangements included therein terminated in connection with his resignation from the Company on January 30, 2009. Accordingly, Mr. Bahr was not entitled to any payouts thereunder at the end of the last completed fiscal year. No severance payments were made in connection with Mr. Bahr's termination of employment.

LIMITS ON LIABILITY AND INDEMNIFICATION

        The Company's amended and restated articles of incorporation, as amended, eliminate, in the absence of fraud, the liability of our executive officers and directors to the Company and its shareholders for any profit realized by them from or through any contract, lease or other dealing with the Company. The Company's amended and restated bylaws provide that, to the fullest extent permitted by the Colorado Business Corporation Act, as amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, unless the breach or failure involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act, as amended, or the articles of incorporation of the Company (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the Company concerning any acts or omissions concerning any proceeding other than in the right of the Company or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the Company or of a shareholder. Our amended and restated articles of incorporation, as amended, and amended and restated bylaws further provide for indemnification by the Company of its officers and directors to the fullest extent permitted by Colorado law.

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company under the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Messrs. Nicholas, Woo and Timoshenko served on the compensation committee of the board of directors during the Company's fiscal year ended March 31, 2009. None of such directors has been an employee or officer of the Company, and Mr. Nicholas is no longer serving on the committee. During the Company's last completed fiscal year, none of the Company's executive officers served on the compensation committee or board of directors of another entity whose executive officers served on the Company's compensation committee or board of directors.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth, as of March 31, 2009, the number of shares of our common stock to be issued upon exercise of outstanding options, warrants, and rights, the weighted average exercise price of outstanding options, warrants, and rights, and the number of securities available for future issuance under our only effective equity compensation plan—our 2007 Stock Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,991,902	$6.08	557,000
Equity compensation plans not approved by security holders	28,000	$5.00	—

Total	2,019,902	$6.07	557,000

Material Features of Each Plan Not Approved by Shareholders

        The 28,000 shares of common stock are issuable under warrants constituting plans that were not approved by our shareholders. Each such grant was made in connection with agreements entered into by the Company in connection with consulting services. All such warrants will expire in December 2010 and have an exercise price of $5.00 per share.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTION POLICY

        The audit committee of our board of directors has adopted by resolution policies and procedures for the review, approval or ratification of all transactions involving the Company and any "related person" as defined under applicable rules of the Securities and Exchange Commission. The policy covers any related person transaction that meets or is expected to meet the minimum dollar threshold for disclosure in the proxy statement under such applicable rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Under the policy:

  •
  Any proposed related person transaction must be reported to one of the Company's authorized officers: the chief executive officer, the chief financial officer or the general counsel, and reviewed and approved by the audit committee, after full disclosure of the related person's interest in the transaction, whenever practicable prior to effectiveness or consummation of the transaction.

  •
  If any of the authorized officers determines that advance approval of a transaction is not practicable under the circumstances, the audit committee shall review the transaction, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next audit committee meeting or at its next meeting following the date that such transaction comes to the attention of an authorized officer.

  •
  An authorized officer may present any transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the audit committee at the next audit committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee, pursuant to the compensation committee charter.

  •
  In review of a related person transaction, the audit committee will review all relevant information available to it, and the audit committee may approve or ratify such transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

RELATED PERSON TRANSACTIONS

        The Company paid approximately $0.1 million to Isaacman, Kaufman & Painter, P.C. during the fiscal year ended March 31, 2009, for legal services rendered by it to the Company. The Company's board member, Alan Isaacman, is a senior member of Isaacman, Kaufman & Painter, P.C. and may be deemed to benefit indirectly in the transaction to the extent of his membership interest in the law firm. The audit committee has reviewed and approved or ratified the transactions with Isaacman, Kaufman & Painter, P.C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known as of June 30, 2009 regarding beneficial ownership of our common stock by our directors and executive officers listed in the summary compensation table under the heading "Executive Compensation", who we refer to as our named executive officers, each beneficial owner (based upon our review of documents filed by them with the Securities and Exchange Commission under Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended) of 5% or more of the outstanding shares of the Company's common stock, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed a beneficial owner of a security if that person, directly or indirectly, has or shares voting or investment power over the security. In addition, a person is deemed a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security, as described above, within 60 days, including through the exercise of stock options or warrants or through conversion of a security. Shares of common stock issuable within 60 days of June 30, 2009 upon exercise or conversion of outstanding stock options, warrants, or convertible instruments are deemed outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person, but are not deemed outstanding for purposes of computing the percentage of the class owned by any other person. None of the shares shown as beneficially owned by the executive officers or directors have been pledged as security. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them, subject to community property laws. We have calculated the percentages based on 19,494,038 shares of common stock outstanding as of the close of business on June 30, 2009.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
Michael Weiner	448,412	(1)	2.3%
Ken Boenish	448,500	(2)	2.2%
Ira Bahr	7,800		*
Scott Piper	16,150	(4)	*
Matthew Pullam	—		—
Grant Williams	16,000	(3)	*
Marc Callipari	16,250	(4)	*
Alan Isaacman	325,000	(5)	1.7%
Melissa Hubbard	132,200	(6)	*
David Nicholas	95,180	(7)	*
Walter Timoshenko	15,054		*
Hiram Woo	56,710	(8)	*
All executive officers and directors as a group (10 Persons)	1,569,456	(9)	7.7%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,904,600	(10)	9.8%
Intana Management, LLC 505 Park Avenue, 3rd Floor New York, NY 10022	2,337,338	(12)	12.0%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10119	2,132,788	(11)	10.9%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	1,582,800	(13)	8.1%

*
Represents less than 1%.

(1)
Includes the right to acquire within 60 days 211,250 shares of common stock upon the exercise of currently outstanding stock options.

(2)
Includes the right to acquire within 60 days 447,500 shares of common stock upon the exercise of currently outstanding stock options.

(3)
Includes the right to acquire within 60 days 15,000 shares of common stock upon the exercise of currently outstanding stock options.

(4)
Represents shares of common stock that may be acquired within 60 days upon exercise of currently outstanding stock options.

(5)
Includes the right to acquire within 60 days 75,000 shares of common stock upon the exercise of currently outstanding stock options.

(6)
Includes the right to acquire within 60 days 85,000 shares of common stock upon the exercise of currently outstanding stock options.

(7)
Includes the right to acquire within 60 days 80,000 shares of common stock upon the exercise of currently outstanding stock options.

(8)
Includes the right to acquire within 60 days 50,000 shares of common stock upon the exercise of currently outstanding stock options.

(9)
Includes the right to acquire within 60 days 996,150 shares of common stock upon the exercise of currently outstanding stock options.

(10)
Based solely on a Schedule 13G/A filed by FMR LLC on February 17, 2009, each of FMR LLC and Edward C. Johnson 3d has sole dispositive power and no voting power over these shares. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is also the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,404,600 shares of the common stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(11)
Based solely on a Schedule 13G/A filed by Royce & Associates on January 27, 2009.

(12)
Based solely on a Schedule 13G/A filed by Intana Management, LLC and Intana Capital Master Fund Ltd. on November 11, 2008.

(13)
Based solely on a Schedule 13G/A filed on February 13, 2009, James H. Simons has reported sole voting and dispositive power over the shares of our common stock over which Renaissance Technologies LLC has reported that it has sole voting and dispositive power. Dr. Simons is reported as being a control person of Renaissance Technologies LLC and having the same address as Renaissance Technologies LLC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Company's independent registered public accounting firm for the Company's fiscal year ended March 31, 2009 was Grant Thornton LLP. Grant Thornton LLP has acted in that capacity for the Company since November 2001. The audit committee, in exercising its discretion, commercial prudence and due care, is currently considering whether to retain Grant Thornton LLP as the Company's independent registered public accounting firm or replace it with another independent registered public accounting firm. The ultimate determination will be based on a number of factors, including efficiency, experience and estimated costs associated with the proposed audit and other permitted non-audit services anticipated to be performed for the Company during the Company's fiscal year ending March 31, 2010. Notwithstanding the foregoing, there have been no disagreements with Grant Thornton LLP on any matters relating to the audit of the Company's financial statements or otherwise.

        The Company anticipates that representatives of Grant Thornton LLP will attend the annual meeting for the purpose of responding to appropriate questions. At the annual meeting, the representatives of Grant Thornton LLP will be afforded an opportunity to make a statement if they so desire.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Company's audit committee reviews the Company's financial reporting process on behalf of our board of directors. The board of directors has adopted a written charter for the audit committee, and it and its audit committee has re-evaluated it in connection with the filing of the Company's annual report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the annual report on Form 10-K with the Company's management and independent registered public accounting firm, Grant Thornton LLP. The Company's management is responsible for the financial statements and the reporting process, including our system of internal control over financial reporting. Grant Thornton LLP is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States. Grant Thornton LLP is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. The audit committee has also considered whether, and determined that, the independent registered public accounting firm's provision of other non-audit services to the Company is compatible with maintaining its independence.

        Based on the review and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended March 31, 2009, for filing with the Securities and Exchange Commission.

  Melissa Hubbard (Chair)
  David Nicholas
  Hiram J. Woo

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements and reviews of the financial statements included in the Company's quarterly reports on Form 10-Q were approximately $596,000 in fiscal year 2009 and approximately $827,000 in fiscal year 2008. For the fiscal years 2009 and 2008, such fees included the audit of the Company's annual financial statements, attestation services in connection with Section 404 of the Sarbanes Oxley Act of 2002, and review of the financial statements included in the Company's quarterly reports on Form 10-Q filed for such fiscal years.

Audit-Related Fees

        The aggregate fees billed for assurance and related services rendered by Grant Thornton LLP that are reasonably related to the performance of the audit or review of the Company's financial statements not reported above were approximately $18,000 in fiscal year 2009 and approximately $41,000 in fiscal year 2008. In fiscal year 2009, these fees were principally related to the audit of the Company's 401(k) plan. In fiscal year 2008, these fees were principally related to the audit of the Company's 401(k) plan and Grant Thornton LLP's consent to incorporate their reports in the Company's Form S-8 filed during the fiscal year.

Tax Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning were approximately $170,000 in fiscal year 2009 and approximately $172,000 in fiscal year 2008.

All Other Fees

        There were no other fees billed for products offered or professional services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2009 and 2008.

Audit Committee Pre-Approval Policy

        The audit committee reviews and pre-approves all audit and permitted non-audit services provided by our independent registered public accounting firm on a case-by-case basis. Our chief financial officer is responsible for presenting the audit committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The chair of the audit committee has the authority to pre-approve any additional audit or permitted non-audit services provided to the Company. Any such additional audit or permitted non-audit services pre-approved by the chair are presented to, and ratified by, the entire audit committee at the next regularly scheduled meeting of the audit committee.

AVAILABILITY OF REPORT ON FORM 10-K

        Our audited consolidated financial statements are reproduced in Appendix A to this proxy statement and are included in our annual report on Form 10-K for the fiscal year ended March 31, 2009 filed with the Securities and Exchange Commission, 450 F Street, N.W., Washington, D.C. 20549. Upon your written request, we will provide to you a complimentary copy of our 2009 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission. Your request should be mailed to New Frontier Media, Inc., Attention: General Counsel, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. A complimentary copy may also be obtained at the internet website maintained by the Securities and Exchange Commission at www.sec.gov, or by visiting our internet website at www.noof.com and clicking on "Investor Relations," then on "SEC Filings."

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies and intermediaries. The Company does not engage in householding. A number of brokers and other intermediaries with account holders who are our shareholders, however, may be householding our shareholder materials, including this proxy statement and the accompanying annual report. In that event, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by the intermediaries from the affected shareholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate proxy statement to the broker or other intermediary and to us at: New Frontier Media, Inc., Attention: Secretary, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, or by calling us at (303) 444-0900. Shareholders who hold their shares through brokers or other intermediaries and who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

By order of the board of directors,

Michael Weiner
Chief Executive Officer and Secretary

Dated: July 15, 2009

 APPENDIX A

        This Appendix A was reproduced primarily from Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on June 12, 2009. You can obtain a free copy of the complete text of our Form 10-K by following the directions in our proxy statement under the caption "Availability of Report on Form 10-K."

        We are a leader in transactional television and the distribution of independent and general motion picture entertainment. Our Company is organized into the four reporting segments. Our Transactional TV segment delivers nine full-time transactional adult-themed pay-per-view, or PPV, networks to cable and satellite operators throughout the U.S. and Latin America. We are also a leading provider of video-on-demand, or VOD, adult content on cable and satellite platforms in the U.S., Canada, Latin America and Europe. Our PPV and VOD services reach over 190 million network homes domestically and an additional 22 million network homes internationally. Depending on the technological sophistication and geographic location of our customers, we have the ability to provide our customers with either PPV services, VOD services, or a combination of both PPV and VOD services. The Transactional TV segment does not produce the content it distributes to its customers.

        Our Film Production segment produces original motion pictures and events that are distributed in the U.S. and internationally on premium movie channels, such as Cinemax® and Showtime®. This segment also distributes its produced content to many of the same VOD and PPV customers that conduct business with our Transactional TV segment. The content produced by the Film Production segment primarily includes two broad categories of content: 1) erotic thrillers; and 2) horror films. Through Lightning Entertainment Group, the Film Production segment also represents the work of a full range of independent mainstream film producers in markets throughout the world. From time to time, this segment also provides contract production services to major Hollywood studios.

        Our Direct-to-Consumer segment generates revenue primarily through the distribution of content through its consumer websites, and our Corporate Administration segment includes costs that are not directly associated or allocated to the other operating segments.

        Biographical information concerning our executive officers other than Mr. Weiner, our chief executive officer and secretary, is provided below. Biographical information regarding Mr. Weiner and our other directors is incorporated by reference to their biographies included under the caption "Proposal One—Election of Directors—Information About the Nominees" in our definitive proxy statement to which this appendix is attached. All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management, each of which codes are available for review under the Corporate Governance link in the Investor Relations portion of our website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules of Nasdaq.

Name	Age	Position
Ken Boenish	42	President
Grant Williams	33	Chief Financial Officer
Marc Callipari	41	General Counsel
Scott A. Piper	46	Chief Technology and Information Officer

        Ken Boenish.    Mr. Boenish is a 20-year veteran of the cable television industry. In October 2000, he was named President of the Transactional TV segment and in June 2005 he was named President of

New Frontier Media. Mr. Boenish joined New Frontier Media as the Senior Vice President of Affiliate Sales in February 1999. Prior to joining the Company, Mr. Boenish was employed by Jones Intercable ("Jones") from 1994 to 1999. While at Jones he held the positions of National Sales Manager for Superaudio, a cable radio service serving more than 9 million cable customers. He was promoted to Director of Sales for Great American Country, a then new country music video service, in 1997. While at Great American Country, Mr. Boenish was responsible for adding more than 5 million new customers to the service while competing directly with Country Music Television, a CBS cable network. From 1988 to 1994 he sold cable television advertising on systems owned by Time Warner, TCI, COX, Jones, Comcast and other cable systems. Mr. Boenish holds a bachelors degree from St. Cloud State University.

        Grant Williams.    Mr. Williams has served as Chief Financial Officer since April 2008. Mr. Williams served as the Corporate Controller of New Frontier Media from October 2006 until April 2008. From February 2004 until October 2006, Mr. Williams was employed by eFunds Corporation (which was subsequently acquired by Fidelity National Information Services, Inc.) and served in various senior manager roles, including management of Securities and Exchange Commission filings and correspondence; financial contract management for significant transactions including business acquisitions, business dispositions, and debt financing; and financial management and analysis of the company's corporate costs. Prior to February 2004, Mr. Williams was employed by Ernst and Young, LLP as a manager within the assurance and advisory services group. Mr. Williams holds a Bachelor of Accountancy from the University of Oklahoma and is a Certified Public Accountant in Colorado and Arizona.

        Marc Callipari.    Mr. Callipari joined New Frontier Media in August 2006 as the Vice President of Legal Affairs and shortly thereafter was promoted to General Counsel. He is responsible for New Frontier's legal and human resources functions. Mr. Callipari started his legal career over 14 years ago in Washington, D.C. where he practiced commercial litigation from 1994 to 1999 with a large, international law firm and a boutique litigation firm. More recently, he served as captive outside and then in-house counsel to Level 3 Communications, an unaffiliated international communications company, from 1999 to 2006, where he was responsible for a wide range of world-wide litigation and transactional matters, including the negotiation of several multi-million dollar telecommunication infrastructure asset purchases and sales. He graduated from the University of San Diego School of Law in 1994, is a member of the Colorado, Virginia and District of Columbia Bars and has been admitted to practice before numerous federal courts throughout the United States.

        Scott A. Piper.    Mr. Piper joined New Frontier Media in February 2007 as Chief Technology and Information Officer. Mr. Piper has been an information technology professional for approximately 20 years and has held senior leadership roles for the past 12 years. He has extensive experience in infrastructure design and delivery for large scale enterprises, including the implementation of over fifteen customer contact centers, some with as many as 1,500 seats. He was responsible for one of the first successful large voice over internet protocol ("VoIP") contact centers in the U.S. Prior to joining New Frontier Media, Mr. Piper was employed from 1994 to 2006 by EchoStar Satellite L.L.C. While employed in a variety of roles during his tenure at EchoStar, he most recently held the title of Vice President of IPTV. Mr. Piper was responsible for the launch of DISH Network's web based entertainment portal prior to his departure. Mr. Piper holds a Bachelor of Science in Marketing and Finance from the University of Colorado and a Masters in Science in Telecommunications from the University of Denver.

 PART II.

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "NOOF".

        The following table sets forth the range of high and low sales prices for our common stock for each quarterly period indicated, as reported on the NASDAQ Global Select Market:

Quarter Ended	High	Low	Quarter Ended	High	Low
June 30, 2008	$5.29	$3.31	June 30, 2007	$9.23	$8.39
September 30, 2008	4.28	2.05	September 30, 2007	8.84	5.60
December 31, 2008	2.56	1.27	December 31, 2007	6.69	4.75
March 31, 2009	2.20	1.05	March 31, 2008	5.88	4.00

        The high and low sales prices per share as reported on the NASDAQ Global Select Market on June 4, 2009, were $2.25 and $1.95, respectively. As of June 4, 2009, there were approximately 4,055 beneficial owners and 173 holders of record of New Frontier Media's Common Stock.

        On December 7, 2006, the Company's Board of Directors declared a special dividend of $0.60 per share. The Company paid this dividend in February 2007 to shareholders of record on January 15, 2007. During each of the quarters in fiscal year 2008, the Company's Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock. The Company paid approximately $9.0 million in cash dividends through March 31, 2008. Additionally, as of March 31, 2008, the Company had a dividend payable of $3.0 million that was subsequently paid in April 2008. The Board of Directors did not declare a quarterly dividend during fiscal year 2009, and the payment of future quarterly dividends is at the discretion of the Board of Directors.

Issuer Purchases of Equity Securities

        In June 2008, the Company's Board of Directors extended a share repurchase plan allowing for the repurchase of approximately 1.1 million shares of common stock through June 2010. During the six month period ended September 30, 2008, the Company substantially completed the share repurchase plan and repurchased approximately 1.1 million shares for a total purchase price of approximately $4.3 million.

        On November 14, 2008, the Company entered into a Stock Purchase Agreement pursuant to which a shareholder agreed to sell and the Company agreed to purchase approximately 2.6 million shares of the Company's common stock for a cash purchase price of $1.55 per share or an aggregate purchase price for all of the shares of approximately $4.1 million. The Company funded the acquisition of the shares with available cash.

        On March 11, 2009, the Company purchased through one broker in an unsolicited single block trade approximately 0.5 million shares of its common stock for a cash purchase price of $1.30 per share, or an aggregate purchase price for all of the shares of approximately $0.7 million. The acquisition was funded with available cash. Similar to the repurchase in November 2008, the acquisition was approved by the Company's Board of Directors and was effected in a manner intended to comply with the safe harbor provisions provided by Rule 10b-18 under the Securities Exchange Act of 1934. Common stock purchases by the Company during the fourth quarter of fiscal year 2009 were as follows (in thousands, except per share amounts):

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
January 1 - 31, 2009	—	$—	—	3
February 1 - 28, 2009	—	—	—	3
March 1 - 31, 2009	541	1.30	—	3

Total	541	$1.30	—

Stock Performance Graph

        The following graph compares the cumulative 5-year total return provided to shareholders on New Frontier Media, Inc.'s common stock relative to the cumulative total returns of the S&P SmallCap 600 index, and a customized peer group of two companies that includes: Playboy Enterprises Inc. and Private Media Group Inc. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in the Company's common stock, in the peer group, and the index on 3/31/2004 and its relative performance is tracked through 3/31/2009.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among New Frontier Media, Inc., The S&P SmallCap 600 Index
And a Peer Group

*
$100 invested on 3/31/04 in stock or index, including reinvestment of dividends.

Copyright© 2009 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

        The stock price performance included in this graph is not necessarily indicative of future stock price performance.

        In accordance with the rules and regulations of the SEC, the above performance graph shall not be deemed to be "soliciting material" or deemed to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, notwithstanding any general incorporation by reference of this report into any other filed document.

ITEM 6.    SELECTED FINANCIAL DATA.

FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share amounts)

	Year Ended March 31,
	2009(3)	2008	2007(2)	2006(1)	2005
Net sales	$52,654	$55,911	$63,271	$46,851	$46,277
Net income (loss)	$(5,188)	$8,660	$12,309	$11,283	$11,122
Net income (loss) per basic common share	$(0.24)	$0.36	$0.51	$0.49	$0.50
Net income (loss) per diluted share	$(0.24)	$0.36	$0.51	$0.48	$0.48
Weighted average diluted shares outstanding	22,039	24,148	24,355	23,338	23,067
Total assets	$68,539	$83,661	$88,216	$86,765	$60,284
Long-term liabilities	$1,863	$2,013	$3,684	$7,035	$966
Cash dividends declared per share of common stock	$—	$0.50	$0.60	$—	$—
Cash flows from operating activities	$8,505	$8,184	$18,876	$12,312	$14,992

(1)
In February 2006, the Company acquired MRG Entertainment, Inc., its subsidiaries and a related company, Lifestyles Entertainment, Inc. ("MRG").

(2)
Beginning in the fiscal year ended March 31, 2007, the Company adopted the provisions of SFAS No. 123(R), Share Based Payment. See Note 3—Employee Equity Incentive Plans within the Notes to the Consolidated Financial Statements for additional information.

(3)
During the third quarter of fiscal 2009, the Company incurred a goodwill impairment charge of $10.0 million associated with the Film Production segment. See Note 5—Goodwill and Other Intangible Assets within the Notes to the Consolidated Financial Statements for additional information.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

INTRODUCTION

        Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to provide the readers of our accompanying consolidated financial statements with a narrative discussion about our business. The MD&A is provided as a supplement to the consolidated financial statements and accompanying notes and should be read in conjunction with those financial statements and accompanying notes. Our MD&A is organized as follows:

  •
  Forward-Looking Statements.  Cautionary information about forward-looking statements and a description of certain risks and uncertainties that could cause actual results to differ materially from our historical results or our current expectations or projections.

  •
  Executive Overview.  General description of our business and operating segments as well as trends, challenges and growth objectives.

  •
  Critical Accounting Policies and Estimates.  Discussion of accounting policies that require critical judgments and estimates.

  •
  Results of Operations.  Analysis of our consolidated results of operations for the three years presented in our financial statements for each of our operating segments: Transactional TV, Film Production, Direct-to-Consumer, and Corporate Administration.

  •
  Liquidity and Capital Resources.  Analysis of cash flows, sources and uses of cash, contractual obligations, and financial position.

FORWARD-LOOKING STATEMENTS

        This annual report on Form 10-K includes forward-looking statements. These are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from such statements. The words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "could," "will," "would," "will be," "will continue," "will likely result," "are optimistic that," and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

        Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to: 1) retain our four major customers that accounted for approximately 65% of our total revenue during the fiscal year ended March 31, 2009; 2) maintain the license fee structures currently in place with our customers; 3) compete effectively with our current competitors and potential future competitors that distribute adult content to U.S. and international cable multiple system operators ("MSOs") and direct broadcast satellite ("DBS") providers; 4) retain our key executives; 5) produce film content that is well received by our Film Production segment's customers; 6) attract market support for our stock; 7) comply with future regulatory developments; and 8) successfully compete against other forms of adult and non-adult entertainment such as adult oriented internet sites and adult oriented premium channel content. The foregoing list of factors is not exhaustive. For a more complete list of factors that may cause results to differ materially from projections, please refer to the Risk Factors section of this Form 10-K.

EXECUTIVE OVERVIEW

Overview

        We are a leader in transactional television and the distribution of independent general motion picture entertainment. Our key customers are large cable and satellite operators in the United States. Our products are sold to these operators who then distribute them to retail customers via pay-per-view ("PPV") and video-on-demand ("VOD") technology. We earn revenue through contractual percentage splits of the retail price. Our three principal businesses are reflected in the Transactional TV, Film Production and Direct-to-Consumer operating segments. Our most profitable business line has historically been the Transactional TV segment. The Film Production segment has also historically been a profitable business but during fiscal year 2009 has operated at a loss as a result of continued adverse changes in its business climate. Our Direct-to-Consumer segment operated at a loss in fiscal year 2009 as a result of costs we incurred to develop a test internet protocol television ("IPTV") business model. Based on lower than expected subscriber additions for the IPTV test business model during the second half of fiscal year 2009, we have restructured the operations of the Direct-to-Consumer segment through a planned, material reduction in the resources dedicated to test business models. Our Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc., including costs such as legal and accounting expenses, human resources and training, insurance, registration and filing fees with NASDAQ, executive employee costs and the SEC, investor relations, and printing costs associated with our public filings and shareholder communications.

        The business models of each of our segments are summarized below.

Transactional TV Segment

        Our Transactional TV segment is focused on the distribution of its PPV and VOD service to MSOs and DBS providers. We earn a percentage of revenue, or "split", from our content for each

VOD, PPV or subscription that is purchased on our customers' platform. Revenue growth occurs as we launch our services to new cable MSOs or DBS providers, experience growth in the number of digital subscribers for systems where our services are currently distributed, when we launch additional services or replace our competitors' services on existing customer cable and DBS platforms, and when our proportional buy rates improve relative to our competitors. Alternatively, our revenue could decline if we experience lower buy rates, if the revenue splits we receive from our customers decline, if additional competitive channels are added to our customers' platforms or if our existing customers remove our services from their platform.

        For most of its history, the Transactional TV segment has been focused on growing its distribution of digital TV to markets in the U.S. During fiscal year 2009, we began expanding our services into new markets in North America, Europe and Latin America. We believed that our business model, which has been proven in the U.S., would also be successful internationally. International expansion also provides us with an opportunity to leverage our existing content libraries and technology infrastructure. Thus far, we have had success in expanding our distribution to international markets. We plan to continue to expand our footprint to new international locations and customers, and gain additional market share and shelf space in international markets where we currently distribute content. The VOD infrastructure in many of these international markets is relatively undeveloped, and we expect that the development of that infrastructure will continue to offer opportunities to improve our international revenue. The revenue splits we receive internationally are typically higher than the splits we receive domestically because the international cable MSO and DBS industry has more market participants and is more fragmented which provides us better negotiating leverage. We have not historically operated internationally or transacted with international regulators, competitors or cultures and as a result, we may experience operating difficulties while gaining experience with our international growth initiatives.

        Transactional TV segment revenue during the current fiscal year as compared to the prior fiscal year experienced the following trends:

  •
  Revenue from our VOD service has increased due to improved content performance and from a related increase in the quantity of content available on the largest MSO platform in the U.S and the other top ten largest cable MSOs in the U.S. Our improved content performance is primarily related to new content packages and recommended changes to our customers' menu positioning. Revenue also improved from new international VOD distribution. The increase in revenue was partially offset by a decline in revenue from the second largest cable MSO in the U.S. because the operator increased the retail price of content early in fiscal year 2009 and since the economic downturn, we believe consumers are less willing to pay the higher retail price. Although our year-over-year VOD revenue has improved, we have experienced a decline in buy rates during the second half of the fiscal year as compared to the first half of the fiscal year which we believe is due to a general reduction in consumer spending from the weakening economic conditions. The weaker economic conditions could continue to cause our VOD service revenue to remain depressed or cause VOD revenue to decline further.

  •
  Revenue from our PPV services declined due to a reduction in revenue from the second largest DBS provider in the U.S. believed to be attributable to an increase in the number of competitors on the platform and the impact of the recent economic downturn and related reduction in consumer spending. Also contributing to the decline was lower revenue from the other top ten largest cable MSOs in the U.S. related to the economic downturn. The revenue decline was partially offset by an increase in revenue related to the addition of a new channel on the largest DBS platform in the U.S. The impact from the economic downturn could continue to cause our PPV service revenue to remain depressed or cause the PPV revenue to decline further.

  •
  C-Band and other revenue declined because we ceased offering C-Band services after the service became unprofitable during the second half of fiscal year 2008. The revenue reflected in this product line now primarily reflects advertising revenue we receive for spots sold on our PPV channels.

  •
  Although our Transactional TV segment revenue increased in fiscal year 2009 as compared to the prior fiscal year, revenue has trended lower in the second half of fiscal year 2009 as compared to the first half of fiscal year 2009. We believe this is a result of the increasingly difficult economic conditions and related reduction in consumer spending. If the difficult economic conditions persist or worsen, our Transactional TV segment results could also be materially adversely impacted.

        Generally, we believe our business has been and we expect will continue to be impacted by the downturn in the economy. For our Transactional TV segment, we are reliant on discretionary consumer purchases of our content. When consumers spend less of their discretionary income on non-essential expenses such as our content, it adversely impacts our business. Additionally, the price point of our content is significantly higher than both mainstream content and adult content that is distributed through other less expensive and free media such as the internet. As a result, consumers that would otherwise purchase our content may opt to purchase less expensive mainstream content or obtain their adult entertainment through less expensive media such as the internet during an economic downturn. Although we believe that the deterioration in the economy has negatively impacted the Transactional TV segment's results, it is not possible for us to quantify or reasonably estimate the financial impact. We have remained focused on maintaining our competitive market position by offering a wide range of high-quality content that we believe is superior to other product offerings in the industry. We are currently in discussions with many of our largest customers to seek ways to encourage increased viewing of our content and to implement value-added offers in order for our content to be more competitive with alternative media.

        When considering the future operating results of the Transactional TV segment, we believe the following challenges and risks could adversely impact the segment's future operating results:

  •
  increased pressure from customers to reduce the revenue splits we receive or execute minimum guarantees or risk having those customers remove one or more channels from their platform;

  •
  declines in new and existing customer buys of adult TV services due to a migration to other lower cost adult services such as the internet;

  •
  adverse impacts to our business from a continued decline in discretionary consumer spending as a result of less favorable economic conditions;

  •
  increased VOD competition from established adult entertainment companies or new entrants to the category because the barriers of entry for this product line are low;

  •
  challenges associated with our continued expansion into international markets and our inexperience with international customers, buy rates, and consumer habits;

  •
  slowing growth of the overall adult entertainment category and limited incremental distribution opportunities within the U.S.; and

  •
  continued product commoditization.

        In addition to the above noted risks, our agreements typically allow our customers to make significant changes to our distribution (such as reduce the number of hours on the platform or remove one or more channels from the platform) and may be terminated on relatively short notice without penalty. For example, our agreement with DirecTV may be terminated upon 30 days notice to us. We are currently negotiating with DirecTV for a longer term agreement, but because revenue targets were not achieved under the current agreement it is possible that they may seek to remove one or more of our channels from their platform going forward. If this occurs or if one or more of our cable MSO or DBS operators changes our distribution terms, terminates or does not renew our agreements, or does not renew the agreements on terms as favorable as those of our current agreements, our financial position and results of operations could be materially adversely affected.

        All the above mentioned challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. Nevertheless, we believe that we are well positioned to mitigate the impact of these risks and challenges. However, not all the risks and challenges can be managed by us because the ultimate outcome will be decided by other parties such as our customers.

        During fiscal year 2010 and future periods, we believe that the Transactional TV segment will experience revenue growth if we can successfully manage and are not materially adversely impacted by the challenges and risks previously mentioned. We currently expect future growth in the segment to occur if we are successful with the following objectives:

  •
  continuing our international distribution expansion into new and existing geographic locations;

  •
  increasing the proportional VOD hours we receive on existing customer platforms;

  •
  replacing our competitors' PPV channels with our channels on both existing and new customer platforms;

  •
  transitioning cable MSO and DBS providers to less edited content standards;

  •
  improving the value proposition for customers such as including limited term internet access to our content for each PPV or VOD purchase;

  •
  improving the VOD user interfaces; and

  •
  increasing the advertising revenue we receive from our PPV channels.

Film Production Segment

        The Film Production segment has historically derived the majority of its revenue from two principal businesses: (1) the production and distribution of original motion pictures such as erotic thrillers, horror movies, and erotic, event styled content ("owned content"); and (2) the licensing of third party films in international and domestic markets where we act as a sales agent for the product ("repped content"). This segment also periodically provides contract film production services to certain major Hollywood studios ("producer-for-hire" arrangements). The film markets have been significantly impacted by the economic downturn and as a result, the Film Production segment's customers have been reducing their content budgets. These changes significantly impacted the Film Production segment operating results during the third quarter of fiscal year 2009. As a result, we made material revisions to the segment's internal forecasts and engaged a third party valuation firm to assist us in performing a goodwill and intangible asset impairment analysis. Based on the analysis, we determined that the goodwill associated with the Film Production segment was impaired. We recorded a $10.0 million goodwill impairment charge for the quarter ended December 31, 2008 associated with this analysis. We believe that it is reasonably possible that this segment will continue to experience pressure from the current unfavorable economic conditions which could cause the operating results to remain depressed or decline.

        We generate revenue by licensing our owned content for a one-time fee to premium TV services and through domestic and international distributors. Additionally, we leveraged our existing customer relationships with our Transactional TV segment customers and license the Film Production segment owned content to domestic and international cable MSO and DBS providers through revenue split arrangements that are structured in a similar manner to our Transactional TV segment agreements.

The revenue splits we receive from cable MSO and DBS providers for the Film Production segment content is higher than the revenue split we receive for our Transactional TV segment content primarily due to the more mainstream nature of the content. However, the retail price for our mainstream content is lower than our Transactional TV segment content, and our per-buy revenue is often the same as our Transactional TV segment.

        We also generate repped revenue through sales agency arrangements whereby we earn a sales commission and market fees by selling mainstream titles on behalf of film producers. The Film Production segment has several well established relationships with certain independent mainstream filmmakers and licenses the rights to these filmmakers' movies through its Lightning Entertainment Group. Although the revenue is not yet meaningful to the Film Production segment, we have recently begun distribution of repped content titles to domestic retail DVD markets through a distribution partner. We have also recently identified another opportunity to leverage our existing Transactional TV segment customer relationships and have begun VOD distribution of the mainstream repped content through several domestic cable MSOs. We are optimistic that the mainstream repped content retail DVD and VOD distribution revenue could become more meaningful in fiscal year 2010.

        Our Film Production segment also infrequently acts as a producer-for-hire for major Hollywood studios. Through these arrangements, we provide services and incur costs associated with the film production. Once the film has been delivered to the customer, we earn a fee for our services. Although we maintain no ownership rights for the produced content, we are responsible for the management and oversight of the production. Although we did not generate revenue in fiscal year 2009 from a producer-for-hire arrangement, we continue to pursue these opportunities and transactions and expect to generate revenue in fiscal year 2010 from such an arrangement.

        Our Film Production segment results experienced some seasonality prior to fiscal year 2009 because the sales team attends a large proportion of film trade shows just prior to and during the third fiscal quarter. In the 2008 and 2007 fiscal years, we executed contracts that represented material revenue for the segment at those tradeshows. We were able to subsequently deliver the related content for those contracts in the third fiscal quarter and as a result, our Film Production segment experienced higher revenue in that quarter. During the current fiscal year ended March 31, 2009, the Film Production segment's third fiscal quarter revenue was significantly lower than the prior year third quarter results. We believe the reduction in revenue is primarily due to the deterioration in the film markets.

        Film Production segment revenue during the current fiscal year as compared to the prior fiscal year experienced the following trends:

  •
  Owned content revenue declined we believe primarily due to unfavorable economic conditions within the film markets. We believe the unfavorable economic conditions caused current and potential customers to reduce or eliminate acquisitions of our content in an effort to reduce spending which resulted in the execution of fewer owned content deals. We believe there is a reasonable possibility that the film markets will continue to experience pressure from the unfavorable economic conditions which could cause the Film Production segment's revenue to remain depressed or decline.

  •
  Repped content revenue also declined we believe primarily due to the above mentioned unfavorable economic conditions. In addition to the negative impact the economic environment is having on revenue, we are also finding it more difficult to identify repped content that is higher quality and acceptable by our distributors because we believe producers are having difficulty obtaining financing for their productions due to contracted credit markets.

        When considering the future operating results of the Film Production segment, we believe the following challenges and risks could adversely impact this segment's operating results:

  •
  continuation of the unfavorable economic conditions and related reduction in our customers' acquisition budgets for our owned and repped content;

  •
  the identification and execution of owned content deals with premium movie channels could become less frequent;

  •
  adverse impacts to our business from a continued decline in discretionary consumer spending as a result of less favorable economic conditions;

  •
  declines in new and existing customer VOD buys of our erotic owned content due to a migration to other lower cost adult services such as the internet;

  •
  we are making larger producer advances and incurring more significant costs for repped content films with larger production budgets and we may be unable to recover these advances and costs through the future sale of the films; and

  •
  increased competition to our owned content from more explicit adult film offerings.

        The impact of these challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. Nevertheless, we believe that we are well positioned to mitigate the impact of these risks and challenges. However, not all the risks and challenges can be managed by us because the ultimate outcome will be decided by other parties such as our customers.

        During fiscal year 2010 and in future periods, we will focus on improving the revenue we generate from this segment through the following strategic initiatives:

  •
  expanding the quantity of multi-series owned content deals with premium movie channels;

  •
  continuing the development of unique, original programming franchises;

  •
  improving the buy rates of VOD owned content on cable MSO and DBS platforms through the same methods utilized by our Transactional TV segment;

  •
  increasing investments in higher quality titles that we represent through Lightning Entertainment Group;

  •
  generating meaningful repped content revenue by distributing higher quality titles through the DVD retail market; and

  •
  generating meaningful repped content revenue by distributing higher quality titles through domestic cable MSOs.

Direct-to-Consumer Segment

        Our Direct-to-Consumer segment generates revenue primarily by selling memberships to our consumer websites. During fiscal year 2009, we experienced a decline in the Direct-to-Consumer segment revenue which we believe is due to a decline in consumer spending as a result of the unfavorable economic conditions as well as the availability of free and low-cost internet content. We recently launched a new version of our primary consumer website during fiscal year 2009 and are optimistic that the new primary website will result in improved performance during fiscal year 2010.

        The Direct-to-Consumer segment acquired certain intellectual property rights to an IPTV set-top box and other intangible assets in late fiscal year 2008 in an effort to expand the product lines that are delivered directly to consumers (rather than through an intermediary such as a cable or satellite operator). The intellectual property rights technology allows us to manufacture a device through which consumers can obtain content directly through the internet and view the content on television. Based primarily on (a) lower than expected subscriber additions for the IPTV test business model during the second half of fiscal year 2009, (b) the significant downturn in economic conditions and related reduction in consumer spending during the second half of fiscal year 2009, and (c) slower than expected development of new product lines, we have restructured the operations of these new product lines to reduce future costs. Although we will continue to operate the IPTV business model and other new Direct-to-Consumer product lines, we intend to materially change the nature of those operations and dedicate fewer resources towards marketing these products.

Corporate Administration Segment

        The Corporate Administration segment reflects all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer operating segments. These costs include, but are not limited to, legal and accounting expenses, insurance, registration and filing fees with NASDAQ, executive employee costs, and the SEC, investor relations and printing costs associated with our public filings and shareholder communications. Our focus for this operating segment is balancing cost containment with the need for administrative support for the growth of the Company. We focus on reducing costs within this segment and expect to continue those efforts into fiscal year 2010.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The methods, estimates, and judgments that the Company uses in applying the accounting policies have a significant impact on the results that the Company reports in its financial statements. Some of the accounting policies require the Company to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. The Company bases its estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company continuously evaluates its methods, estimates and judgments. The Company believes the following critical accounting policies reflect the more significant judgments, estimates and considerations used in the preparation of its consolidated financial statements:

  •
  the recognition of revenue;

  •
  the recognition and measurement of income tax expenses, assets and liabilities (including the measurement of uncertain tax positions and valuation of deferred tax assets);

  •
  the valuation of recoupable costs and producer advances;

  •
  the assessment of film costs and the forecast of anticipated revenue ("ultimate" revenue), which is used to amortize film costs;

  •
  the amortization methodology and valuation of prepaid distribution rights;

  •
  the valuation of goodwill, intangible and other long-lived assets; and

  •
  the valuation and recognition of share-based compensation.

        Each of these critical accounting policies is described in detail below.

Revenue Recognition

        The Company's revenue consists primarily of fees earned through the electronic distribution of its licensed and owned content through various media outlets including MSOs, DBS providers, the internet and wireless platforms, premium movie channels, and other available media channels. Revenue also consists of fees earned through the licensing of third-party content whereby the Company acts as a sales agent for the film producer. Revenue is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the services have been rendered or delivery conditions as described in the related contract for the completed film have been satisfied, the license period related to Film Production segment arrangements has begun and the customer can begin exploitation of the content, the fee is fixed or determinable and its collection is reasonably assured. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

Transactional TV Segment VOD and PPV Services

        The Transactional TV segment's VOD and PPV revenue are recognized based on buys and monthly subscriber counts reported each month by cable MSOs, DBS providers and hospitality providers. The actual monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service. This practice requires management to make monthly revenue estimates based on the Transactional TV segment's historical experience with each customer. The revenue may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports.

Transactional TV Segment Advertising

        Revenue from the advertising of products on the Company's PPV networks is recognized upon sale of the related advertised product, as reported by the Company's third party partners. Revenue from spot advertising is recognized in the month the spot is run on the Transactional TV segment's networks.

Transactional TV Segment C-Band Services

        The Company ceased its C-Band services offering during the third quarter of fiscal year 2008. Prior to removing this product offering, C-Band network services were sold through customer subscriptions that ranged from a one month period to a three month period. Revenue associated with these services was recognized on a straight-line basis over the term of the subscription.

Film Production Segment Owned Content Licensing

        Revenue from the licensing of owned content is recognized consistent with the provisions of Statement of Position ("SOP") 00-2, Accounting by Producers or Distributors of Films. In accordance with that provision, revenue is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the delivery conditions of the completed film have been satisfied as required in the contract, the license period of the arrangement has begun, the fee is fixed or determinable and collection of the fees is reasonably assured. For agreements that involve the distribution of content to the home video market, PPV market and VOD market, the Company is unable to determine or reasonably estimate the fees earned from customers in advance of receiving the reported earnings because the market acceptance varies unpredictably by film and from period to period. As a result, the Company's share of licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

Film Production Segment Repped Content Licensing

        In accordance with the provisions of Emerging Issues Task Force ("EITF") Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company recognizes revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned by the Company on the total licensing fee. The producers' share of the licensing fee is recorded as a liability by the Company until the balance is remitted to the producer. The agreements entered into with the producers may also provide for a marketing fee that can be earned by the Company. The marketing fee is stated as a fixed amount and is earned by the Company as collections from film licensing fees are received. The Company recognizes marketing fees as revenue when the amounts become determinable and the collection of the fee is reasonably assured.

Direct-to-Consumer Segment Membership Fees

        Revenue from membership fees is recognized over the life of the membership. The Company records an allowance for refunds based on expected membership cancellations, credits and chargebacks.

Income Taxes

        The Company makes certain estimates and judgments in determining its income tax provision expense. These estimates and judgments are used in the determination of tax credits, benefits and deductions, and the calculation of certain tax assets and liabilities which are a result of differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. The Company also uses estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to the Company's tax provision in subsequent periods.

        The Company is required to evaluate the likelihood that it will be able to recover its deferred tax assets. If the Company's evaluation determines that the recovery is unlikely, it would be required to increase the provision for taxes by recording a valuation allowance against the deferred tax assets equal to the amount that is not expected to be recoverable. The Company currently estimates that its deferred tax assets will be recoverable. If these estimates were to change and the Company's assessment indicated it would be unable to recover the deferred tax assets, the Company would be required to increase its income tax provision expense in the period of the change in estimate.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of tax regulations. Effective at the beginning of the first fiscal quarter of 2008, the Company adopted the provisions of Financial Accounting Standards Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 contains a two-step approach to recognizing and measuring uncertain tax position liabilities accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and the Company's estimates regarding these factors could result in the recognition of a tax benefit or an additional charge to the tax provision.

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by the Company that are expected to be subsequently recouped through the collection of fees associated with the Company's licensing of repped content. In connection with the Film Production segment's repped content operations, the Company enters into sales agency agreements whereby the Company acts as a sales agent for a producer's film ("Sales Agency Agreements"). These Sales Agency Agreements typically include provisions whereby certain costs that are incurred for promotion related activities will be paid by the Company on behalf of the producer (such as movie trailer and ad material costs). The Company may also pay the producer an advance for the related film prior to the distribution of such film. As the Company subsequently licenses the producer's film and license fees are collected, the recoupable costs and producer advances are recovered by the Company through these license fee collections. License fees typically are not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered by the Company.

        The Company evaluates recoupable costs and producer advances for impairment on a quarterly basis based on estimates of future license fee collections. An impairment of these assets could occur if Company estimates indicated that it would be unable to collect fees from the licensing of a film sufficient to recover the related outstanding recoupable costs and producer advances. During each fiscal year ended March 31, 2009 and 2008, the Company incurred impairment charges related to recoupable costs and producer advances of $0.2 million. No material impairment charges were incurred during the fiscal year ended March 31, 2007. The impairment charges are recorded in the charge for restructuring and asset impairments other than goodwill line item within the consolidated statements of operations.

Film Costs

        The Company capitalizes its share of film costs in accordance with SOP 00-2. Film costs include costs to develop and produce films, which primarily consist of salaries, equipment and overhead costs, as well as the cost to acquire rights to films. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. Film costs are reviewed for impairment on a title-by-title basis each quarterly reporting period. The Company records an impairment charge when the fair value of the title is less than the unamortized cost. Examples of events or circumstances that could result in an impairment charge for film costs include (a) an unexpected less favorable film title or event performance on a MSO platform or (b) a downward adjustment in the estimated future performance of a film title or event due to an adverse change to the general business climate as was experienced during the third quarter of fiscal year 2009. Future adjustments associated with film cost valuations could have a material impact on the Company's financial position and results of operations in future periods.

        Capitalized film costs are recognized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Ultimate revenue for new film titles and events is typically estimated using actual historical performance of comparable films that are similar in nature (such as production cost and genre). Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method, as defined by SOP 00-2. Estimates of ultimate revenue are reviewed quarterly and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of the television product.

Prepaid Distribution Rights

        The Transactional TV segments' content library consists of film licensing agreements. The Company capitalizes the costs associated with the licenses as well as certain editing costs and amortizes these capitalized costs on a straight-line basis over the term of the licensing agreement (generally 5 years). Under the applicable accounting literature, costs associated with such license agreements should be amortized using a basis that is consistent with the manner in which the related film revenue is expected to be recognized. The Company amortizes the cost of prepaid distribution rights on a straight-line basis because each usage of the film is expected to generate similar revenue and the revenue for the films is expected to be recognized ratably over the related license term. The Company regularly reviews and evaluates the appropriateness of amortizing film costs on a straight-line basis as opposed to an alternative method of amortization such as an accelerated basis. Based on these analyses, the Company has determined that the amortization of the film library costs using a straight-line basis most accurately reflects the manner in which the revenue for the related films will be recognized.

        The Company periodically reviews the content library and assesses whether the unamortized cost approximates the fair market value of the libraries based on expected forecast results. In the event that the unamortized costs exceed the fair market value of the film libraries, the Company will expense the excess of the unamortized costs to reduce the carrying value to the fair market value.

Goodwill, Intangible and Long-lived Assets

        The Company records goodwill when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. SFAS No. 142, Goodwill and Other Intangible Assets, requires that goodwill not to be amortized but tested for impairment at the operating segment level on an annual basis (March 31 for the Company) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include, but are not limited to, a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment in the determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using considerations of various valuation methodologies which could include income and market valuation approaches. The income approach involves discounting the reporting unit's projected free cash flow at its weighted average cost of capital, and the market approach considers comparable publicly traded company valuations and recent merger and acquisition valuations. The analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts; estimation of the long-term rate of growth; determination of the weighted average cost of capital; and other similar estimates. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. The Company allocates goodwill to each operating segment based on the operating segment expected to benefit from the related acquisition and/or combination.

        As an overall test of the reasonableness of the estimated fair value of the reporting segments and consolidated Company, a reconciliation of the fair value estimates for the reporting segments to the Company's market capitalization was performed as of March 31, 2009. The reconciliation considered a reasonable control premium based on merger and acquisition transactions within the media and entertainment industry and other available information. Based on the reconciliation, the Company's fair value is in excess of its market capitalization and there is no indicator of additional goodwill impairment. A control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the traded price per share (i.e. market capitalization), in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from cost savings and revenue enhancements.

        Other identifiable intangible assets subject to amortization primarily include amounts paid to acquire non-compete agreements with certain key executives, contractual and non-contractual customer relationships, intellectual property rights, patents and websites. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives which is typically five years. Intangible asset balances are removed from the gross asset and accumulated amortization amounts in the period in which they become fully amortized and are no longer in use.

        The Company continually reviews long-lived assets that are held and used and identifiable intangible assets that are subject to amortization for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In evaluating the fair value and future benefits of such assets, the Company considers whether the estimated undiscounted future net cash flows of the individual assets is less than the related assets' carrying value and if so, the Company records an impairment loss for the excess recorded carrying value of the asset as compared to its fair value.

Employee Equity Incentive Plans

        The Company has employee equity incentive plans, which are described more fully in Note 3—Employee Equity Incentive Plans. Effective April 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123(R)"). SFAS No. 123(R) requires employee equity awards to be accounted for under the fair value method. Accordingly, the Company measures share-based compensation at the grant date based on the fair value of the award.

        Under the modified prospective method of adoption for SFAS No. 123(R), the compensation cost that the Company recognized beginning in fiscal year 2007 includes compensation cost for all equity incentive awards granted prior to but not yet vested as of April 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all equity incentive awards granted subsequent to April 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The Company uses the straight-line attribution method to recognize share-based compensation over the service period of the award.

        The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. Volatility assumptions are derived using historical volatility data. The expected term data was stratified between officers and non-officers and determined using the weighted average exercise behavior for these two groups of employees. The dividend yield assumption is based on dividends declared by the Company's Board of Directors and estimates of dividends to be declared in the future. Share-based compensation expense is based on awards ultimately expected to vest, reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience and are stratified between officers and non-officers.

RESULTS OF OPERATIONS

Transactional TV Segment

        The following table sets forth certain financial information for the Transactional TV segment for each of the three fiscal years presented (amounts may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2009	2008(1)	2007(1)	'09 vs '08	'08 vs '07
Net revenue
VOD	$22.2	$18.9	$17.9	17%	6%
PPV	19.5	20.8	26.5	(6)%	(22)%
C-Band and other revenue	0.8	1.3	2.8	(38)%	(54)%

Total	42.6	41.0	47.2	4%	(13)%

Cost of sales	11.5	11.0	11.4	5%	(4)%

Gross profit	31.1	30.0	35.8	4%	(16)%

Gross profit %	73%	73%	76%

Operating expenses	9.5	8.6	8.0	10%	8%

Operating income	$21.6	$21.4	$27.8	1%	(23)%

(1)
The Company has reclassified certain prepaid distribution rights amortization from the Transactional TV segment to the Direct-to-Consumer segment to conform with the current year presentation.

Net Revenue

VOD

        Revenue from the largest MSO in the U.S. increased approximately $1.2 million during the year ended March 31, 2009 due to our improved content performance and from a related increase in the quantity of content available on the platform. Also contributing to the increase was an overall performance improvement on several of the other top ten largest cable MSOs in the U.S. Our improved content performance is primarily related to new content packages and recommended changes to our customers' menu positioning. The fiscal year 2009 results also included approximately $0.9 million of incremental international revenue. These increases in revenue were partially offset by a $0.7 million decline in revenue from the second largest cable MSO in the U.S. because the operator increased the retail price of content during fiscal year 2009 and since the economic downturn, we believe consumers are less willing to purchase content at the higher retail price.

        The fiscal year 2009 results included approximately $0.9 million in additional revenue associated with settling paid and unpaid historical amounts with a domestic MSO customer. Through our monthly review procedures, we had identified inconsistent past payment trends with the related MSO and subsequently participated in a joint research analysis with the MSO to resolve the historical issues. We subsequently entered into an arrangement based on the analysis and agreed that any historical billings and payments were resolved. The settlement of the outstanding balances completed the earning process for the net balance of $0.9 million and in the fourth quarter of fiscal 2009, we concurrently recognized the amount as domestic VOD revenue. We also made recommendations to the related MSO regarding process changes to prevent similar future reporting issues, and we believe the issues that gave rise to the adjustment are isolated to the related MSO and do not expect similar future material adjustments.

        VOD revenue within the Transactional TV segment increased during fiscal year 2008 as compared to 2007 as a result of an improvement in the performance of our content on the largest U.S. cable MSO related to modifications in the content combinations we provide on that platform.

PPV

        The decline in PPV revenue during the fiscal year ended March 31, 2009 was primarily due to a $1.7 million reduction in revenue from the second largest DBS provider in the U.S. due to an increase in the number of competitors on the platform and a reduction in consumer spending related to the economic downturn. Also contributing to the decline was lower revenue from other top ten largest cable MSOs in the U.S. also due to the economic downturn. We believe consumers that have historically purchased our content with discretionary income are reducing or eliminating their acquisition of our content or viewing adult content through less expensive alternatives such as the internet in response to the economic downturn. Partially offsetting the revenue decline was an increase in revenue of approximately $0.9 million from the addition of a new channel on the largest DBS platform in the U.S.

        PPV revenue declined during fiscal year 2008 as compared to 2007 as a result of $5.0 million of lower revenue from the second largest DBS provider in the U.S. following the renegotiation of our contract with that customer in the third quarter of fiscal year 2007. We receive a lower revenue split under the terms of the new contract. Concurrent with the renegotiation of this contract, two additional competitive channels were added to the same customer platform which also resulted in a decline in revenue. Revenue from the largest DBS platform in the U.S. was flat in fiscal year 2008 as compared to 2007. Although we added an additional channel to that platform during the third quarter of fiscal year 2008, the increase in revenue from the additional channel was offset by a reduction in the per-channel revenue we received on the platform. Our per-channel revenue declined primarily because competitive adult channels were added to the platform.

C-Band and Other Revenue

        The decline in C-Band and other revenue during the fiscal year ended March 31, 2009 was from lower C-Band revenue because we ceased offering these services during the third quarter of fiscal year 2008. C-Band and other revenue also declined during fiscal year 2008 as compared to 2007 due to customer conversions from C-Band "big dish" analog satellite systems to smaller digital DBS satellite systems, and because we ceased offering the C-Band service during the third quarter of fiscal year 2008. We ceased offering the C-Band service as a result of the continued deterioration in subscribers. We did not incur any material costs associated with removing this service offering.

Cost of Sales

        Our cost of sales primarily consists of expenses associated with our Digital Broadcast Center, satellite uplinking, satellite transponder leases, programming acquisitions, VOD transport, and amortization of content licenses. These costs also included in-house call center operations related to the C-Band services that we ceased offering during the third quarter of fiscal year 2008.

        Cost of sales increased during fiscal year 2009 due to (a) a $0.5 million increase in transport costs to support the increase in U.S. VOD distribution, (b) a $0.4 million increase in transponder costs to support additional PPV channel offerings, and (c) a $0.3 million increase in prepaid distribution amortization expense associated with licensing higher quality content to attract additional customer purchases. The increase in cost of sales was partially offset by a $0.5 million decline in costs related to the termination of the C-Band services and a reduction in employee expenses from cost reduction efforts.

        Cost of sales was lower during fiscal year 2008 as compared to 2007 due a $0.4 million decline in expenses related to the cancellation of the transponder service used to distribute our Plz network (formerly known as Pleasure) and a $0.2 million decline in expenses from ceasing to offer our C-Band service. The decline in costs was partially offset by an increase in VOD transport fees related to the execution of a less favorable amended contract with a transport provider in early fiscal year 2008.

Operating Expenses and Operating Income

        The increase in operating expenses during the fiscal year ended March 31, 2009 was due to higher advertising and promotion costs of approximately $1.1 million which were incurred in connection with efforts to increase domestic revenue. This increase in costs was partially offset by a $0.3 million reduction in expenses associated with equipment and tenant improvement disposition and impairment charges that were incurred in the prior fiscal year but did not recur in fiscal year 2009. Operating income for the fiscal years ended March 31, 2009 and 2008 was $21.6 million and $21.4 million, respectively.

        The increase in operating expenses during fiscal year 2008 as compared to 2007 was primarily due to (a) a $0.4 million increase in costs associated with promotion and marketing activities for new channel launches, (b) a $0.2 million loss for the early disposition of equipment used within our digital broadcast center, (c) the impact from writing off $0.1 million in tenant improvements associated with a prospective facility that proved inadequate for our requirements, and (d) a $0.3 million increase in employee related costs necessary to improve the segment's IT infrastructure. The increase in expenses was partially offset by a reduction in certain prior year advertising costs that were incurred in an effort to improve buy rates on distribution platforms. Operating income for the fiscal years ended March 31, 2008 and 2007 was $21.4 million and $27.8 million, respectively.

Film Production Segment

        The following table sets forth certain financial information for the Film Production segment for each of the three fiscal years presented (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2009	2008	2007	'09 vs '08	'08 vs '07
Net revenue
Owned content	$6.7	$8.1	$11.1	(17)%	(27)%
Repped content	1.3	2.0	2.1	(35)%	(5)%
Other revenue	0.5	2.9	0.5	(83)%	#

Total	8.6	13.1	13.7	(34)%	(4)%

Cost of sales	3.6	5.9	7.0	(39)%	(16)%

Gross profit	5.0	7.2	6.7	(31)%	7%

Gross profit %	58%	55%	49%

Operating expenses(1)	15.9	5.0	4.5	#	11%

Operating income (loss)	$(10.9)	$2.2	$2.2	#	0%

(1)
The fiscal year 2009 operating expenses include a $10.0 million goodwill impairment charge and a $1.1 million film cost impairment charge. The fiscal year 2008 operating expenses include a $0.7 million impairment charge for film costs and a net $0.2 million reversal of earn-out accrual expenses. These items are discussed in more detail below.

#
Represents an increase or decrease in excess of 100%.

Net Revenue

Owned Content

        The revenue decline experienced during the fiscal year ended March 31, 2009 as compared to fiscal year 2008 was due to (a) a $0.7 million decline in revenue from a large PPV aggregator that no longer distributes our content, (b) a $0.4 million decline in revenue from the largest DBS provider in the U.S. because our content was moved to a more competitive location within that provider's electronic programming guide, (c) a $0.4 million decline in certain horror film revenue generated through an arrangement with a mainstream film distributor due to less favorable film performance, and (d) a general decline in revenue believed to be due to unfavorable economic conditions in the film markets during the second half of the current fiscal year. We believe the unfavorable economic conditions caused potential customers to reduce or eliminate acquisitions of our content in an effort to reduce spending which resulted in the execution of fewer owned content deals. We believe there is a reasonable possibility that the film markets will continue to experience unfavorable economic conditions which could cause the Film Production segment's revenue to remain depressed or decline. The decline in owned content revenue during the current fiscal year was partially offset by a $0.5 million increase in revenue from new VOD distribution on U.S. cable platforms.

        The decrease in owned content revenue during fiscal year 2008 as compared to 2007 was primarily due to a decline in the number of large customer agreements that were executed during fiscal year 2008. Revenue also declined approximately $1.2 million during fiscal year 2008 due to lower revenue from a large PPV aggregator and approximately $1.1 million due to lower revenue from the largest DBS platform in the U.S. due to an unfavorable change in the license fee structure with that customer and from a change in the placement of our content on that platform's electronic platform guide. These declines in revenue were partially offset by an increase in VOD revenue of approximately $1.4 million from our distribution of content on six major U.S. cable platforms.

Repped Content

        Repped content revenue includes revenue from the licensing of film titles that we represent (but do not own) under domestic and international sales agency relationships with various independent film producers. The decline in repped content revenue during fiscal year 2009 as compared to fiscal year 2008 is believed to be due to the impact of unfavorable economic conditions on the independent film market consistent with the conditions described above within the owned content revenue discussion. The revenue from our repped content was flat during fiscal year 2008 as compared to 2007.

Other Revenue

        Other revenue relates to amounts earned through producer-for-hire arrangements, music royalty fees and the delivery of other miscellaneous film materials to distributors. Other revenue declined in fiscal year 2009 as compared to 2008 because we did not generate revenue from a producer-for-hire arrangement during the current fiscal year. The increase in other revenue during fiscal year 2008 as compared to 2007 is due to our completion of a producer-for-hire arrangement with a major Hollywood studio during that fiscal year. We will pursue producer-for-hire opportunities in the future and expect to complete a producer-for-hire production in fiscal year 2010.

Cost of Sales

        Our cost of sales is primarily comprised of the amortization of our owned content film costs as well as delivery and distribution costs related to that content. These expenses also include the costs we incur to provide producer-for-hire services. There is no significant cost of sales related to the repped content services.

        The decline in cost of sales during fiscal year 2009 as compared to the prior fiscal year was primarily due to (a) a $2.1 million decline in costs related to a producer-for-hire deal that occurred during the prior fiscal year but did not recur during the current fiscal year, and (b) a decline in film cost amortization related to the decline in owned content revenue. Film cost amortization as a percentage of the related owned content revenue during the fiscal years ended March 31, 2009 and 2008 was 39% and 34%, respectively.

        The decline in cost of sales during fiscal year 2008 was primarily related a $3.2 million reduction in film cost amortization associated with the decline in owned content revenue and from the monetization of films that were produced after the acquisition of this segment in 2006. Films that were produced prior to the MRG acquisition typically have a higher cost of sales because they were recorded at fair value when we acquired MRG. Also contributing to the decline in film cost amortization was the delivery of older titles whose film costs had been fully amortized in prior periods. Film cost amortization as a percentage of the related owned content revenue for fiscal year 2008 and 2007 was 34% and 55%, respectively. The decrease in costs was partially offset by an increase in cost of sales from expenses realized in connection with the completion of a producer-for-hire arrangement.

Operating Expenses and Operating Income (Loss)

        Operating expenses increased during the fiscal year ended March 31, 2009 as compared to the prior fiscal year primarily due to (a) a $10.0 million goodwill impairment charge, and (b) a $1.1 million impairment charge for certain owned content film and event costs. An additional discussion of the goodwill and film cost impairment charges is provided below. The fiscal year ended March 31, 2008 operating expenses included a $0.7 million charge incurred to impair the value of two film event costs which was partially offset by the reversal of $0.2 million in net earn-out accrual expenses that had been previously accrued but were reversed because the former principals of MRG did not achieve the required performance targets. The Film Production segment incurred approximately $0.2 million of impairment charges for certain recoupable costs and producer advances that were determined to be unrecoupable in each of the fiscal years ended March 31, 2009 and 2008. The Film Production segment's operating loss was $10.9 million for the fiscal year ended March 31, 2009 as compared to operating income of $2.2 million during the fiscal year ended March 31, 2008.

        Operating expenses increased in fiscal year 2008 primarily as a result of a $0.7 million impairment charge incurred for two owned content film events. See additional discussion of the film cost impairment charges below. Operating expenses were also higher during fiscal year 2008 due to (a) a $0.2 million recoupable costs and producer advances impairment charge recorded for repped content costs that were determined to be unrecoupable, (b) a $0.2 million bad debt write-off related to an uncollectible customer account, and (c) a $0.1 million increase in trade show exhibition costs. The increase in operating expenses was partially offset by a $0.9 million decrease in costs associated with an earn-out that was incurred in fiscal year 2007 but did not recur in fiscal year 2008 because certain performance targets were not achieved in fiscal year 2008. Operating income in each of the fiscal years ended March 31, 2008 and 2007 was $2.2 million.

Goodwill and Film Cost Impairment Charge

        During the third quarter of fiscal year 2009, we determined that continued adverse changes in the business climate and material revisions to the Film Production segment's internal forecasts based on lower than expected revenue for the third quarter of fiscal year 2009 were events that could indicate that the fair value of the reporting unit was less than its carrying amount. In accordance with SFAS No. 142, the Company therefore determined an impairment test as of December 31, 2008 was appropriate and engaged an independent firm to assist in performing the impairment test. The income and market valuation approaches were considered in determining the estimated fair value of the Film Production segment. The income approach involves discounting the reporting unit's projected free cash flow at its weighted average cost of capital. For the market approach, we considered comparable publicly traded company valuations and recent merger and acquisition valuations. Using these methods, we determined that the estimated fair value of the Film Production segment was less than its carrying value at December 31, 2008. As required under SFAS No. 142, we then performed additional analysis to estimate the implied fair value of goodwill. We determined the implied fair value of the goodwill by first allocating the estimated fair value of the Film Production segment to the tangible and identifiable intangible assets and liabilities of the operating segment. The excess of the estimated fair value over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Based on this analysis, we recorded a non-cash goodwill impairment charge of $10.0 million to reduce the Film Production segment's goodwill from $14.9 million to the implied fair value of goodwill of $4.9 million. The goodwill impairment was primarily due to significantly lower than expected performance of the Film Production segment during the quarter ended December 31, 2008 and a subsequent significant downward revision to the segment's three year internal forecasts. The decline in performance and estimated future internal forecasts is due to the previously discussed general deterioration in the film production and distribution markets.

        We also recorded a non-cash impairment expense during fiscal year 2009 of approximately $1.1 million associated with several Film Production segment owned content films and events. During the third quarter of fiscal year 2009 and as part of our process to continually assess the expected performance of owned content, we determined that downward adjustments to the estimated performance of films and events should be recorded as a result of adverse changes to the business climate as discussed above. As a result, we recorded an impairment charge of approximately $1.1 million representing the difference in the unamortized film costs and the estimated fair value of the films and events. This difference was recorded as an asset impairment charge within the Film Production segment's operating expenses.

        During the third quarter of fiscal year 2008, we recorded a non-cash impairment expense of approximately $0.7 million associated with two Film Production segment owned content events. The events were originally valued when we acquired MRG in 2006. During the quarter ended December 31, 2007, we obtained initial revenue data that indicated the actual performance of the events would not meet the original estimates that were established when we acquired MRG. As a result, we lowered our estimate of the expected future benefits to be derived from these events and recorded an impairment charge of approximately $0.7 million representing the difference in the unamortized film costs and the estimated fair value of the events.

Direct-to-Consumer Segment

        The following table sets forth certain financial information for the Direct-to-Consumer segment for each of the three fiscal years presented (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2009(3)	2008(2)	2007(1),(2)	'09 vs '08	'08 vs '07
Net revenue
Net membership	$1.3	$1.4	$1.9	(7)%	(26)%
Other revenue	0.2	0.4	0.4	(50)%	0%

Total	1.5	1.8	2.3	(17)%	(22)%

Cost of sales	2.0	0.8	1.2	#	(33)%

Gross profit	(0.5)	1.0	1.1	#	(9)%

Gross profit %	^	56%	48%

Operating expenses	3.3	1.2	2.0	#	(40)%

Operating loss	$(3.8)	$(0.2)	$(0.9)	#	78%

(1)
The fiscal year 2007 operating expenses include a $0.4 million impairment charge for the write-off of certain licensed content and a $0.1 million impairment charge related to the write-off of certain distribution software.

(2)
The Company has reclassified certain prepaid distribution rights amortization from the Transactional TV segment to the Direct-to-Consumer segment to conform with the current year presentation.

(3)
The fiscal year 2009 operating expenses include a $0.2 million restructuring charge associated with certain consultant contract early terminations and a $0.9 million impairment charge for intangible assets.

#
Represents an increase or decrease in excess of 100%.

^
Information is not meaningful.

Net Revenue

Net Membership

        Net membership revenue during the fiscal year ended March 31, 2009 was consistent with fiscal year 2008. Net membership revenue declined during fiscal year 2008 as compared to 2007 as a result of fewer new memberships because our resources were dedicated to rebuilding our consumer websites and as a result, our marketing efforts were not as robust.

Other Revenue

        Other revenue primarily relates to the sale of content to other webmasters, the distribution of our website to the LodgeNet Entertainment Corporation customer base, and revenue from the distribution of our content through wireless platforms. Other revenue declined during fiscal year 2009 as compared to 2008 we believe primarily because of the general economic downturn and a related reduction in spending by our customers. Other revenue was flat during fiscal year 2008 as compared to 2007.

Cost of Sales

        Cost of sales primarily consists of expenses associated with credit card processing, bandwidth, traffic acquisition, content and depreciation of assets. These costs also include expenses incurred in connection with our test IPTV business model and other new product initiatives which primarily include employee, depreciation, amortization and travel costs.

        The Direct-to-Consumer segment's cost of sales increased during fiscal year 2009 as compared to the prior fiscal year due to additional costs incurred for the test IPTV business model.

        The Direct-to-Consumer segment's cost of sales declined by $0.4 million in fiscal year 2008 as compared to the prior fiscal year due to a $0.2 million reduction in wireless distribution expenses because we reduced the resources dedicated to wireless activities. Also contributing to the decline was lower amortization expense associated with the write-off of a licensed content library during the third quarter of fiscal year 2007.

Operating Expenses and Operating Loss

        Operating expenses increased to $3.3 million during fiscal year 2009 as compared to $1.2 million in the prior fiscal year due to the following: (a) $0.9 million in intangible asset impairment charges, (b) $0.2 million in restructuring charges associated with the early termination of certain consulting contracts, (c) $0.2 million in expenses associated with settling an outstanding claim with a vendor, and (d) an increase in operating costs associated with the set-top box initiative. See additional discussion of the intangible assets and restructuring charges below. We incurred an operating loss of $3.8 million and $0.2 million during the fiscal years ended March 31, 2009 and 2008, respectively.

        Operating expenses declined in fiscal year 2008 as compared to 2007 from a $0.6 million reduction in employee costs related to wireless activities. Operating expenses were also lower because fiscal year 2007 amounts included a $0.4 million licensed content impairment expense and a $0.1 million asset impairment expense for certain distribution software. These impairment charges did not recur in fiscal year 2008. The declines in operating expenses were partially offset by a $0.4 million increase in costs from our efforts to update and improve our consumer websites and from additional employee costs associated with efforts to establish the test IPTV business model. We incurred operating losses during the fiscal years ended March 31, 2008 and 2007 of $0.2 million and $0.9 million, respectively.

Intangible Assets and Restructuring Charges

        The Direct-to-Consumer segment acquired certain intellectual property rights to an IPTV set-top box and other intangible assets in late fiscal year 2008 in an effort to expand the product lines that are delivered directly to consumers. The intellectual property rights technology allows us to manufacture a device through which consumers can obtain content directly through the internet and view the content on television. Based primarily on (a) lower than expected subscriber additions for the IPTV test business model during the second half of fiscal year 2009, (b) the significant downturn in economic conditions and related reduction in consumer spending during the second half of fiscal year 2009, and (c) slower than expected development of new product lines, we have restructured the Direct-to-Consumer segment operations as it relates to these new product lines. Although we will continue to operate the IPTV business model and other new Direct-to-Consumer product lines, we intend to materially change the nature of those operations and dedicate fewer resources towards marketing and generating revenue for these products. Based on these events and our analysis of the future expected benefits to be derived from these assets, we determined that certain intangible assets associated with the related new product lines were impaired and recorded a $0.9 million non-cash intangible asset impairment charge. Additionally, several contracts were cancelled prior to the end of the related term in connection with the restructuring and as a result, we incurred an early contract termination fee of approximately $0.2 million which was paid in April 2009. We do not expect to incur additional costs or cash outlays associated with this restructuring in the future.

Corporate Administration

        The following table sets forth certain financial information for the Corporate Administration segment for each of the three fiscal years presented:

	(In millions) Year Ended March 31,			Percent Change
	2009	2008	2007	'09 vs '08	'08 vs '07
Operating expenses	$9.9	$10.4	$9.9	(5)%	5%

        Expenses related to the Corporate Administration segment include all costs associated with the operation of the public holding company, New Frontier Media, Inc., which are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer segments. These costs include, but are not limited to, legal and accounting expenses, human resources and training, insurance, registration and filing fees with NASDAQ, executive employee costs and the SEC, investor relations, and printing costs associated with our public filings and shareholder communications.

        Corporate administration expenses were lower in fiscal year 2009 primarily due to a $0.5 million decline in employee costs primarily related to a reduction in executive bonus accruals and from lower legal and human resource costs of $0.2 million related to organizational improvements. The reduction in costs was partially offset by an increase in third party advisor fees of approximately $0.1 million and higher stock option expenses from grants that occurred during the first quarter of fiscal year 2009.

        Corporate administration costs increased in fiscal year 2008 due to an increase in employee costs of approximately $0.8 million which included additional expenses primarily for a sales executive whose function is to sell products across all segments (these employee costs were previously associated with the wireless activities within the Direct-to-Consumer segment) and an increase in costs associated with the hiring of a chief technology and information officer in February 2007. These increases were partially offset by a $0.4 million decrease in external legal fees and a decline in bonus accruals.

LIQUIDITY AND CAPITAL RESOURCES

        Our current priorities for the use of our cash are:

  •
  investments in processes intended to improve the quality and marketability of our products;

  •
  funding our operating and capital requirements; and

  •
  funding, from time to time, opportunities to enhance shareholder value, whether in the form of repurchase of shares of our common stock, cash dividends or other strategic transactions, although we do not currently have foreseeable plans to participate in such opportunities.

        We anticipate that our existing cash and investments and cash flows from operations will be sufficient in the next fiscal year to satisfy our operating requirements. We also anticipate that we will be able to fund our estimated outlay for capital expenditures, new content licensing, film production costs and other related purchases that may occur in fiscal year 2010 through our available existing cash and investments, our expected cash flows from operations during the next fiscal year and available borrowing facilities.

        Our line of credit matures in July 2009. Although we have no current indication that the related bank will not extend the term of our line of credit, the recent deterioration in the credit markets could result in our inability to extend the term of the line of credit. Further, the financial institution that provided us with the line of credit recently announced that they will be selling their banking division that provides us with the line of credit to another financial institution. Although we have no indication that the pending sale will impact our ability to draw down on our line of credit or result in our inability to extend the term of that line of credit beyond July 2009, it is possible that either of these events could occur. As of March 31, 2009, there is a $4.0 million outstanding balance under the existing line of credit. We have approximately $16.1 million of available cash and investments as of March 31, 2009. We believe that if (a) we are unable to draw down additional funds through our line of credit, (b) we were required to pay down the existing line of credit or (c) we were unable to extend the term of the line of credit beyond July 2009, we could sufficiently satisfy our operating requirements for at least the next twelve months utilizing our available cash, investments and estimated cash generated through operations in fiscal year 2010.

Cash Flows from Operating Activities and Investing Activities:

        Our cash flows from operating and investing activities for each of the three fiscal years presented are as follows (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,
	2009	2008	2007
Net cash provided by operating activities	$8.5	$8.2	$18.9

Cash flows from investing activities:
Payment for business acquisitions, net of cash acquired	—	—	(0.0)
Purchase of marketable securities	(2.0)	(2.8)	(26.3)
Redemption of marketable securities	2.8	11.2	27.8
Purchases of equipment and furniture	(2.7)	(2.1)	(1.8)
Purchase of intangible assets	(0.8)	(0.4)	—
Payment of related party note arising from business acquisition	(0.0)	(0.6)	(0.6)

Net cash provided by (used in) investing activities	$(2.7)	$5.3	$(0.9)

Cash flows from operating activities

        The changes in cash flows from operating activities during fiscal year 2009 compared to the prior fiscal year primarily reflect the following:

  •
  a $5.3 million increase in cash flows from improved efficiencies related to the collection of accounts receivable in our Transactional TV and Film Production segments;

  •
  a $1.3 million increase in cash flows from the decline in owned content creation within the Film Production segment;

  •
  a $0.9 million increase in cash flows arising primarily from lower employee bonus payments made during the first quarter of fiscal year 2009 as compared to the same prior year quarter;

  •
  a $1.4 million decline in cash flows from recoupable costs incurred to obtain higher quality repped content to support existing repped content sales and our new initiatives to distribute repped content through retail DVD and VOD markets; and

  •
  a decline in cash flows primarily associated with unfavorable performance within the Film Production segment and additional spending to support the Direct-to-Consumer segment's set-top box initiative.

        Cash flows from operating activities during fiscal year 2009 were significantly higher as compared to the operating loss incurred in fiscal year 2009 as a result of non-cash goodwill, intangible and other asset impairment charges. If the economic environment worsens, it is reasonably possible that we may be required to incur similar non-cash impairment charges in the future.

        The decrease in cash provided by operating activities during fiscal year 2008 as compared to 2007 is primarily related to the following:

  •
  a $3.6 million decrease in net income;

  •
  a reduction in cash flows generated by the Film Production segment as reflected in the $3.2 million decline in that segment's depreciation and amortization and the $1.5 million increase in cash used for film production; and

  •
  a $2.9 million impact from cash paid for employee compensation.

Cash flows from investing activities

        Cash used in investing activities was $2.7 million during fiscal year 2009. We received approximately $0.8 million of cash from net redemptions of marketable securities. Approximately $2.7 million of cash was used for capital expenditures primarily to acquire additional electronic storage equipment for our Transactional TV segment and to upgrade certain administrative hardware and software, such as our financial reporting system. We also used approximately $0.8 million to purchase intangible assets within our Direct-to-Consumer segment. We expect cash used for capital expenditures and intangible asset purchases to be lower in fiscal year 2010 and will primarily consist of purchases necessary to retain our current infrastructure service level and support the international distribution growth within the Transactional TV segment.

        The increase in cash provided by investing activities during fiscal year 2008 is primarily related to the net $8.4 million of cash received from the redemption of marketable securities. This cash was primarily used to pay quarterly shareholder dividends and for the purchase of approximately 621,000 shares of common stock at an average price of $6.24 per share through our stock repurchase program as reflected in the financing activities section of the consolidated statements of cash flows discussed below. Capital expenditures of $2.1 million primarily relate to purchases of servers and editing equipment to maintain our Digital Broadcast Center and computers, and we paid $0.4 million primarily related to our purchase of the intellectual property rights of for the IPTV set-top boxes. The related party note payable disbursements during each period presented were paid to the former principals of MRG from whom we acquired the Film Production segment.

        Net cash used in investing activities was $0.9 million in fiscal year 2007. Cash disbursements in fiscal year 2007 primarily included capital expenditures for the purchase of editing equipment, computers, servers, software, encryption equipment for new cable launches, a storage area network system, and an archival storage system. These cash disbursements were partially offset by cash receipts associated with the net redemption of $1.5 million of marketable securities.

Cash Flows from Financing Activities:

        Our cash flows from financing activities for each of the three fiscal years presented are as follows (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,
	2009	2008	2007
Cash flows from financing activities:
Purchases of common stock	$(9.1)	$(3.9)	$(2.2)
Payment of dividends	(3.0)	(9.0)	(14.6)
Proceeds from line of credit	4.0	—	—
Proceeds from stock option and warrant exercises	—	0.5	2.8
Excess tax (shortfall) benefit from option/warrant exercises	—	(0.1)	0.8

Net cash used in financing activities	$(8.0)	$(12.5)	$(13.2)

        Net cash used in financing activities during fiscal year 2009 includes $9.1 million for the purchase of approximately 4.3 million shares of our common stock and $3.0 million in payments for cash dividends that were declared in the fourth quarter of fiscal year 2008 and paid in the first quarter of fiscal year 2009. We borrowed $4.0 million from our line of credit to support our working capital needs.

        Net cash used in financing activities during fiscal year 2008 reflects $9.0 million in payments for quarterly cash dividends and $3.9 million for the purchase of approximately 0.6 million shares of common stock through our stock repurchase plan. This use of cash was slightly offset by $0.5 million in proceeds from the exercise of stock options. The excess tax (shortfall) benefit relates to the tax deductions that we received upon exercise of an option by an employee or non-employee director in excess of those anticipated at the time of the option grant, and amounts were immaterial in fiscal year 2008.

        Net cash used in financing activities during fiscal year 2007 primarily includes the payment of a special dividend in the amount of $0.60 per share, or $14.6 million, in February 2007. We also used $2.2 million of cash to repurchase approximately 0.3 million shares of our common stock during the quarter ended September 30, 2006 at an average price of $8.64 per share. These cash disbursements were partially offset by $2.8 million in proceeds from the exercise of stock options during the fiscal year and an excess tax benefit of $0.8 million related to tax deductions we received upon the exercise of options by employees and non-employee directors.

Stock Repurchase and Cash Dividends

        In June 2008, our Board of Directors extended a share repurchase plan allowing for the repurchase of approximately 1.1 million shares of common stock through June 2010. During the six month period ended September 30, 2008, we substantially completed the share repurchase plan and repurchased approximately 1.1 million shares for a total purchase price of approximately $4.3 million.

        On November 14, 2008, we entered into a Stock Purchase Agreement pursuant to which a shareholder agreed to sell and we agreed to purchase approximately 2.6 million shares of our common stock for a cash purchase price of $1.55 per share or an aggregate purchase price for all of the shares of approximately $4.1 million. We funded the acquisition of the shares with available cash.

        On March 11, 2009, we purchased through one broker in an unsolicited single block trade approximately 0.5 million shares of our common stock for a cash purchase price of $1.30 per share, or an aggregate purchase price for all of the shares of approximately $0.7 million. The acquisition was funded with available cash. The acquisition was approved by our Board of Directors and was effected in a manner intended to comply with the safe harbor provisions provided by Rule 10b-18 under the Securities Exchange Act of 1934.

        On December 7, 2006, our Board of Directors declared a special dividend of $0.60 per share. We paid this dividend in February 2007 to shareholders of record on January 15, 2007. During each of the quarters in fiscal year 2008, our Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock. We paid approximately $9.0 million in cash dividends through March 31, 2008. Additionally, as of March 31, 2008, we had a dividend payable of $3.0 million that was subsequently paid in April 2008. The Board of Directors did not declare a quarterly dividend during fiscal year 2009, and the payment of future quarterly dividends is at the discretion of the Board of Directors.

        Although we are under no obligation and currently have no plans to effect any further stock repurchases or dividends, we may seek to make additional repurchases from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such other manner as may be deemed appropriate by us and our Board of Directors. Additionally, we will also continue to evaluate other available methods to enhance shareholder value, whether in the form of cash dividends or otherwise.

Borrowing Arrangements

        In July 2008, we obtained a $9.0 million line of credit from a third-party financial institution. Amounts borrowed under the line of credit can be used to support our short-term working capital needs. The line of credit is secured by our trade accounts receivable and will mature in July 2009. Per the contractual loan agreement, borrowings under the line of credit are based on the greater of the current prime rate less 0.13% or 5.75%. The terms of the line of credit include certain defined negative and affirmative covenants customary for facilities of this type, and we were in compliance with the covenants at March 31, 2009. We made borrowings under the line of credit during the third quarter of fiscal year 2009 to support our working capital needs, and the outstanding balance as of March 31, 2009 was $4.0 million.

Commitments and Contingencies

Contractual Cash Obligations

        The following table reflects our contractual cash obligations as of March 31, 2009 for each of the fiscal year time periods specified (amounts may not sum due to rounding):

	Payments Due by Period (in millions):
Contractual Obligations	Total	2010	2011-2012	2013-2014	2015 and thereafter
Operating lease obligations	$6.0	$2.1	$2.9	$1.0	$—
Vendor obligations	13.1	4.5	3.0	2.1	3.5
Line of credit	4.0	4.0	—	—	—
Employment contract obligations	7.9	4.6	3.3	—	—

Total	$31.0	$15.2	$9.2	$3.1	$3.5

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because we estimate that the movies will be delivered in the specified time periods.

        We maintain non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through November 2013 and contain annual Consumer Price Index escalation clauses. Our Transactional TV segment has entered into direct lease agreements that expire through December 2010 with an unrelated party for the use of transponders to broadcast its channels on satellites. As the lessee of transponders under the transponder agreements, we are subject to arbitrary refusal of service by the service provider if that service provider determines that the content being transmitted by us is harmful to the service provider's name or business. Any such service disruption would substantially and adversely affect the financial position and results of operations. We also bear the risk that the access of their networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of the transmissions. Additionally, cable operators may be reluctant to carry less edited or partially edited adult programming on their systems. If either of the above scenarios occurred, it could adversely affect our financial position and results of operations. We had no equipment under capital lease at March 31, 2009 or 2008.

        From time to time, we enter into arrangements with movie studios to acquire license rights for a fixed and/or minimum quantity of movies over various purchase periods as defined by the agreements. Additionally, we are party to certain uplinking, transport and marketing services that contractually obligate us to receive services over specified terms as per these arrangements. We are also obligated to make future payments associated with our purchase of intellectual property and patent rights. These contractual obligations are reflected in the above table as vendor obligations.

        We have recorded long-term income taxes payable of $0.2 million for uncertain tax positions, reduced by the associated federal deduction for state taxes. We are unable to reliably estimate the timing of future payments, if any, related to these uncertain tax positions. Therefore, the amounts have been excluded from the above table.

Uncertain Tax Positions

        In accordance with FIN No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, we had total unrecognized tax benefits of approximately $0.2 million at March 31, 2009 that are not expected to be settled within one year and have been classified within long-term taxes payable. If we were to prevail or the uncertainties were settled in our favor for all uncertain tax positions, the net effect is estimated to be a benefit to tax expense of approximately $0.2 million. As of March 31, 2009, we had accrued immaterial amounts of interest expense related to uncertain tax position liabilities.

        During fiscal year 2009, the statute of limitations expired on approximately $1.6 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in the current portion of taxes payable. This reversal of the uncertain tax positions resulted in a $0.4 million reduction in our current period tax expense and a $0.4 million reversal of related interest expense. Approximately $1.1 million of the reversal of the uncertain tax position liabilities was recorded as an increase to additional paid-in capital because the amount was originally recorded as a reduction of additional paid-in capital and had no impact on income tax expense.

        The aggregate change in the balance of the unrecognized tax benefits during fiscal year 2009 was as follows (in thousands):

Beginning balance at April 1, 2008	$1,838
Expiration of statute of limitations in the current year	(1,598)
Other	2

Ending balance at March 31, 2009	$242

        We file U.S. federal and state income tax returns. During fiscal year 2009, we concluded an audit by the Internal Revenue Service ("IRS") for the fiscal year 2007 tax year, and the IRS proposed no changes to the fiscal year 2007 tax return in connection with the audit. With few exceptions, we are no longer subject to examination of our federal and state income tax returns for years prior to fiscal years 2005 and 2000, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

        See Recently Issued Accounting Pronouncements in Note 1—Organization and Summary of Significant Accounting Policies within the Company's Financial Statements and Supplementary Data commencing on page F-2 herein.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        Market Risk.    The Company's exposure to market risk is principally confined to cash in bank accounts, money market accounts and certificates of deposit, which have short maturities and, therefore, minimal and immaterial market risk.

        Interest Rate Sensitivity.    Changes in interest rates could impact our anticipated interest income on cash, cash equivalents and marketable securities. An adverse change in interest rates in effect at March 31, 2009 would not have a material impact on the fair value of the marketable securities or the Company's net loss or cash flows.

        Changes in interest rates could also impact the amount of interest we pay on borrowings under our line of credit. A 10% adverse change in the interest rates on borrowings under our line of credit would not have a material impact on the Company's interest expense.

        Foreign Currency Exchange Risk.    The Company does not have any material foreign currency transactions.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        The consolidated financial statements of New Frontier Media, Inc. and its subsidiaries, including the notes thereto and the report of independent accountants therein, commence at page F-2 of this Report and are incorporated herein by reference.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.

ITEM 9A.    CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

        Based on management's evaluation (with the participation of our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO")), as of the end of the period covered by this report, our CEO and CFO have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), are effective to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

        There were no changes to our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management Report on Internal Control over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

        Management assessed our internal control over financial reporting as of March 31, 2009, the end of our fiscal year. Management based its assessment on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management's assessment included evaluation of elements such as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies, and our overall control environment.

        Based on the assessment, management has concluded that our internal control over financial reporting was effective as of the end of the fiscal year to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles. We reviewed the results of management's assessment with the Audit Committee of our Board of Directors.

        Our independent registered public accounting firm, Grant Thornton LLP, independently assessed the effectiveness of the Company's internal control over financial reporting.

Inherent Limitations on Effectiveness of Controls

        Our management, including the CEO and CFO, does not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

  New Frontier Media, Inc. and Subsidiaries

        We have audited New Frontier Media, Inc. (a Colorado corporation) and Subsidiaries' internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). New Frontier Media, Inc. and Subsidiaries' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on New Frontier Media, Inc. and Subsidiaries' internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, New Frontier Media, Inc. and Subsidiaries maintained, in all material respect, effective internal control over financial reporting as of March 31, 2009 based on criteria established in Internal Control—Integrated Framework issued by COSO.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of New Frontier Media, Inc. and Subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the three years in the period ended March 31, 2009 and our report dated June 5, 2009 expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

Denver, Colorado
June 5, 2009

ITEM 9B.    OTHER INFORMATION.

        None.

NEW FRONTIER MEDIA, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned, revoking all previous proxies, hereby appoints each of Michael Weiner and Marc Callipari as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.0001 per share, of New Frontier Media, Inc. that the undersigned would be entitled to vote if present in person at the annual meeting of shareholders to be held on Monday, August 24, 2009, at 9:00 a.m. (Pacific Daylight Time), at the Viceroy Santa Monica, 1819 Ocean Avenue, Santa Monica, California 90401, and at any adjournment thereof, in the election of directors and on any such other matters as may properly come before the annual meeting. The proxies are directed to vote or refrain from voting as indicated on the reverse side, and otherwise may vote in their discretion.

This proxy granted by this card will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR the election of each of the director nominees. With respect to any other matters that may properly come before the annual meeting, the proxies may vote at their discretion. The board of directors currently knows of no other business that will come before the annual meeting. If at the time of the annual meeting any of the nominees listed on this proxy card are unable or unwilling to serve, this proxy will be voted for any other person or persons, if any, that the board of directors designates in such nominee's place.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES

1. Election of the following director nominees to serve until the next annual meeting of shareholders and their successors are elected:

Nominees are: Michael Weiner, Melissa Hubbard, Alan Isaacman, David Nicholas, Hiram J. Woo, and Walter Timoshenko

FOR ALL NOMINEES LISTED ABOVE	WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED ABOVE	FOR ALL NOMINEES EXCEPT: (WRITE THE NAME(S) OF THE EXCEPTIONS IN THE SPACES BELOW)
☐	☐

Mark here ☐ if your address has changed and provide
us with your new address in the space provided:

New Address:

Dated: , 2009
Signature(s) of Stockholder(s)
Title

Please mark, date, and sign exactly as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
YOUR VOTE IS IMPORTANT
GENERAL INFORMATION INFORMATION ABOUT PROXY SOLICITATION
INFORMATION ABOUT VOTING
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
TRANSACTIONS WITH RELATED PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
APPENDIX A
PART II.
  ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* Among New Frontier Media, Inc., The S&P SmallCap 600 Index And a Peer Group
  ITEM 6. SELECTED FINANCIAL DATA.
FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA (in thousands, except per share amounts)
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
  ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
  ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
  ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
  ITEM 9A. CONTROLS AND PROCEDURES.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  ITEM 9B. OTHER INFORMATION.